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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Halcón Resources Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
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Halcón Resources Corporation
1000 Louisiana St., Suite 6700
Houston, Texas 77002
Telephone (832) 538-0300

Annual meeting of stockholders
to be held on May 23, 2013

April     , 2013

Dear Stockholder:

        You are cordially invited to attend Halcón Resources Corporation's 2013 annual meeting of stockholders on Thursday, May 23, 2013, at 10:00 a.m., Central Daylight Time, to be held at the Wells Fargo Plaza Auditorium, 1000 Louisiana St., Houston, Texas 77002.

        The attached notice of annual meeting and the proxy statement describe the matters to be acted upon during the annual meeting. In addition, there will be a report on the state of Halcón's business and an opportunity for you to ask questions of Halcón's management.

        We are also providing access to our proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice of internet availability of proxy materials instead of a paper copy of this proxy statement, a proxy card and our 2012 annual report. The notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive a notice of internet availability should receive a paper copy of the proxy materials by mail.

        You may vote your shares by Internet or by telephone using the instructions on the notice of internet availability of proxy materials, or, if you received a paper copy of the proxy card, by completing, signing, dating and returning the proxy card, or by voting your shares in person at the meeting. The notice and the proxy card describe your voting options in more detail. If you need assistance, please contact Scott Zuehlke, Vice President, Investor Relations, at (832) 538-0314. Our annual report on Form 10-K for the fiscal year ended December 31, 2012 is available on the Internet and accompanies the proxy materials delivered by mail.

        The annual meeting gives us an opportunity to review Halcón's results and discuss the steps Halcón has taken to position itself for the future. We appreciate your ownership of Halcón common stock, and I hope you will be able to join us at the annual meeting.

Sincerely,
Floyd C. Wilson Chairman of the Board of Directors and Chief Executive Officer

Halcón Resources Corporation
1000 Louisiana St., Suite 6700
Houston, Texas 77002
Telephone (832) 538-0300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2013

        Notice is hereby given that the annual meeting of stockholders of Halcón Resources Corporation will be held on Thursday, May 23, 2013 at 10:00 a.m., Central Daylight Time, at the Wells Fargo Plaza Auditorium, 1000 Louisiana St., Houston, Texas 77002, for the following purposes:

  1.
  To elect four directors to our board of directors to serve as Class C directors to serve until the 2016 meeting of stockholders in accordance with our bylaws;

  2.
  To ratify and approve an amendment to our 2012 Long-Term Incentive Plan to increase the number of shares of Halcón common stock that may be issued under the Plan by 30.0 million shares;

  3.
  To approve, in a non-binding advisory vote, the compensation of our named executive officers;

  4.
  To determine, in a non-binding advisory vote, whether a stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years;

  5.
  To approve an amendment to our certificate of incorporation to provide that, with certain exceptions, the Court of Chancery of the State of Delaware be the exclusive forum for certain legal actions;

  6.
  To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent registered public accountant for the fiscal year ending December 31, 2013; and

  7.
  To transact such other business as may properly come before the annual meeting or any adjournment thereof.

        The board of directors has approved the close of business on March 28, 2013, as the record date for determining the stockholders of Halcón entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting. A complete list of our stockholders entitled to vote at the meeting will be available for examination at our offices in Houston, Texas during ordinary business hours for a period of ten (10) days prior to the annual meeting.

        All stockholders are cordially invited to attend the meeting. You may vote your shares by Internet or by telephone using the instructions on the notice of internet availability of proxy materials, or, if you received a paper copy of the proxy card, by completing, signing, dating and returning the proxy card, or by voting your shares in person at the meeting. If you attend the meeting, and if you so choose, you may withdraw your proxy and vote in person. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares and the vote cannot be cast for any proposal, except for the ratification of our independent registered public accounting firm, unless you provide instructions to your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Please review the proxy statement accompanying this notice for more complete information regarding the matters to be voted on at the meeting. You may revoke your proxy at any time before it is voted.

By order of the Board of Directors of Halcón Resources Corporation:
Floyd C. Wilson Chairman of the Board of Directors and Chief Executive Officer

April     , 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2013

        Halcón's Proxy Statement for the 2013 Annual Meeting of Stockholders and the Company's Annual Report on Form 10-K for the year ended December 31, 2012 are available at http://investors.halconresources.com/proxy.cfm.

i

Halcón Resources Corporation
1000 Louisiana St., Suite 6700
Houston, Texas 77002
Telephone (832) 538-0300

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2013

GENERAL INFORMATION

        These proxy materials are furnished to you in connection with the solicitation of proxies by the board of directors of Halcón Resources Corporation, a Delaware corporation (referred to in this proxy statement as Halcón, the Company, we, us, or our), for the annual meeting of our stockholders to be held on Thursday, May 23, 2013 at 10:00 a.m., Central Daylight Time, at the Wells Fargo Plaza Auditorium, 1000 Louisiana St., Houston, Texas 77002. The proxies also may be voted at any adjournments or postponements of the annual meeting.

Electronic Availability of Proxy Statement and Annual Report

        As permitted under the rules of the Securities and Exchange Commission, or the SEC, Halcón is making this proxy statement and its annual report on Form 10-K for the year ended December 31, 2012 available to its stockholders electronically via the Internet. On or about April       , 2013, Halcón is sending a notice of internet availability of proxy materials to its stockholders of record as of the close of business on March 28, 2013, which notice will include (i) instructions on how to access Halcón's proxy materials electronically, (ii) the date, time and location of the annual meeting, (iii) a description of the matters intended to be acted upon at the annual meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request to receive paper or e-mail copies of Halcón's proxy materials, (vi) any control/identification numbers that a stockholder needs to access his or her proxy card and instructions on how to access the proxy card, and (vii) information about attending the annual meeting and voting in person.

Voting and Revocation of Proxies

        If you provide specific voting instructions, your shares will be voted as you instruct. Whether you hold shares directly as a stockholder of record, or beneficially in street name, you may direct how your shares are voted at the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy or by voting in person at the annual meeting, and if you hold your shares in street name, you may vote by submitting voting instructions to your broker or trustee or nominee. You may cast your vote by proxy as follows:

  •
  By Internet—you may vote using the Internet at www.proxyvote.com. Simply follow the instructions on the Notice, or if you received proxy materials by mail, the proxy card.

  •
  By telephone—you may vote by calling 1-800-690-6903 and follow the voice prompts; or

  •
  By mailing the proxy card—you may vote by completing, signing, dating and mailing the enclosed proxy card in the enclosed pre-addressed postage-paid envelope.

        Unless you otherwise direct in your proxy, the individuals named in the proxy card will vote the shares represented by such proxy in accordance with the recommendations of our board unless otherwise indicated. If you hold your shares in street name, please refer to the proxy card forwarded by your bank, broker, or other nominee to see which voting options are available to you and for directions on how to vote. If you vote by Internet or by telephone, you need not return your proxy card. Proxies granted by telephone or over the Internet, in accordance with the procedures set forth on the proxy card, will be valid under Delaware law.

        If you sign the proxy card of your broker, trustee or other nominee but do not provide voting instructions, your shares will not be voted unless your broker, trustee or other nominee has discretionary authority to vote. When a broker, trustee, or other nominee holding shares for a beneficial owner is unable to vote on a particular proposal because the broker does not have discretionary authority to vote in the absence of timely instructions from the beneficial owner, this is referred to as a "broker non-vote." The New York Stock Exchange, or NYSE, permits brokers to vote the uninstructed shares of a beneficial owner in the ratification of Deloitte & Touche LLP, or Deloitte, as our independent registered public accountant. NYSE rules provide that brokers do not have discretionary voting authority with respect to the election of directors, executive compensation matters or material revisions to the terms of an existing equity compensation plan. Out of the six proposals that will be brought to a vote at our annual meeting, brokers will have discretionary voting authority only with respect to the ratification of the appointment of our independent registered public accountant. It is therefore very important that you indicate on the proxy card of your broker how you want your shares to be voted in the election of the four director nominees named in this proxy statement and each of the other proposals to be voted upon at our annual meeting.

        The board of directors is not aware of any business to be brought before the annual meeting other than as indicated in the notice of annual meeting of stockholders. If any other matter does come before the meeting, the persons named in the proxy card will vote the shares represented by the proxy in his or her best judgment.

        Revocation of Proxy.    A proxy may be revoked by a stockholder at any time prior to it being voted by:

  •
  delivering a revised proxy (by one of the methods described above) bearing a later date;

  •
  voting in person at the annual meeting; or

  •
  notifying our Corporate Secretary of the revocation in writing at our address set forth above in time to be received before the annual meeting.

        Attendance at the meeting alone will not effectively revoke a previously executed and delivered proxy. If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions from the stockholder. If the proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of our board of directors.

        If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

        Record Date and Vote Required for Approval.    The record date with respect to this solicitation is March 28, 2013. All holders of record of our common stock as of the close of business on March 28, 2013 are entitled to vote at the annual meeting and any adjournment or postponement thereof for which a new record date has not been established. As of March 28, 2013, we had 369,754,373 shares of common stock outstanding. Each share of common stock is entitled to one vote. Our stockholders do not have cumulative voting rights. In accordance with our bylaws, the holders of a majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy, shall constitute a quorum at the annual meeting. If a quorum is not present at the annual meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is our intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting. The place and date to which the annual meeting would be adjourned would be announced at the meeting, but would in no event be expected to be more than 30 days after the date of the annual meeting.

        Assuming that a quorum is present, the affirmative vote of a plurality of the votes cast is required for the election of directors at the annual meeting. This means that the director nominees receiving the most affirmative votes are elected for the available board positions. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) have no impact in the election of directors, except to the extent that the failure to vote for an individual results in another candidate receiving a larger number of votes.

        The compensation of our named executive officers will be approved on an advisory basis if the proposal receives the affirmative vote of a majority of the shares present or represented and entitled to vote on such matter either in person or by proxy. The vote regarding frequency of a stockholder advisory vote on executive compensation will be determined on an advisory basis by whichever of the choices—annually, every other year or every three years—receives the greatest number of votes cast.

        The vote to approve an amendment to our certificate of incorporation to provide that, with certain exceptions, the Court of Chancery of the State of Delaware be the exclusive forum for certain legal actions will require the affirmative vote of holders of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as a vote "against" this proposal.

        Approval of the proposed amendment to our 2012 Long-Term Incentive Plan requires the affirmative vote of the majority of votes cast for such proposal, provided that the total votes cast represent a majority of all shares entitled to vote. An affirmative vote of the majority of votes cast for such proposal will be achieved if votes "for" represent a majority of the aggregate number of votes "for," "against" and "abstain." Total votes cast will represent a majority of all shares entitled to vote if the aggregate number of votes "for," "against" and "abstain" represent a majority of our outstanding shares of common stock.

        Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountant requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this matter.

        Proxy Solicitation.    We will bear all costs relating to the solicitation of proxies. We have retained Georgeson Inc. to aid in the solicitation of proxies, at an estimated cost of $10,000 plus reimbursement of out-of-pocket expenses, custodial charges in connection with payment by Georgeson of charges of brokers and banks on our behalf, and additional charges which may be incurred in connection with the solicitation of proxies by telephone. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. On request, we will pay brokers and other persons holding shares of stock in their names or in those of their nominees, which in each case are beneficially owned by others, for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

        Submission of Stockholder Proposals.    The deadline for submitting stockholder proposals for inclusion in our 2014 proxy statement and form of proxy for our annual meeting in 2014 is

December 11, 2013. See "Submission of Stockholder Proposals for Our 2014 Annual Meeting of Stockholders" below for additional information.

        We will provide to any stockholder, without charge and upon written request, a copy (without exhibits, unless otherwise requested) of our annual report on Form 10-K as filed with the SEC for our fiscal year ended December 31, 2012. Any such request should be directed to Scott Zuehlke, Vice President, Investor Relations at 1000 Louisiana St., Suite 6700, Houston, Texas 77002, telephone number: (832) 538-0314. The annual report to the stockholders on Form 10-K for the fiscal year ended December 31, 2012 accompanying this proxy statement is not part of the proxy solicitation materials.

OUR BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors

        Our business and affairs are managed under the direction of our board of directors. Our bylaws specify that we shall not have less than one nor more than fifteen directors, and our board currently has twelve members. Under our bylaws, each director holds office until the annual stockholders' meeting at which such director's class stands for re-election and until the director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal. Our certificate of incorporation provides that our board of directors is classified into three classes: Class A, Class B and Class C, each class having a three-year term of office.

        On February 8, 2012, HALRES LLC (formerly Halcón Resources, LLC), a newly-formed limited liability company led by Floyd C. Wilson, recapitalized us with a $550.0 million investment structured as the purchase of $275.0 million in new common stock, a $275.0 million five-year 8.0% convertible note and warrants for the purchase of an additional 36.7 million shares of our common stock at an exercise price of $4.50 per share. We refer to this recapitalization transaction as the "HALRES Transaction." As described below, several of our current board members as well as our Chief Executive Officer and Chief Financial Officer were appointed in connection with the HALRES Transaction.

        In connection with the closing of the HALRES Transaction, John M. Reardon, Sean P. Lane, Gerald R. Marshall and Larry E. Lee resigned from our board of directors and Floyd C. Wilson, Tucker S. Bridwell, James W. Christmas, Thomas R. Fuller, James L. Irish III, E. Murphy Markham IV, David B. Miller, Daniel A. Rioux, Stephen P. Smiley and Mark A. Welsh IV, were appointed as directors. In August 2012, Mr. Vlasic was appointed to our board of directors. In December 2012, Mr. Markham resigned from our board of directors and Kevin E. Godwin and David S. Hunt were appointed to our board of directors.

        Also in connection with the closing of the HALRES Transaction, Larry E. Lee, G. Les Austin, Larry G. Rampey and Drake N. Smiley each resigned as executive officers of the Company and our newly appointed board of directors appointed Floyd C. Wilson as Chief Executive Officer and President and Mark J. Mize as Executive Vice President, Chief Financial Officer and Treasurer. In the months that followed, our board of directors appointed several additional executive officers, including Stephen W. Herod as our new President, and other members of senior management.

        As discussed more fully below under "Proposal 1—Election of Directors," four of our current directors, Floyd C. Wilson, James L. Irish III, Daniel A. Rioux and Stephen P. Smiley have been nominated for re-election at our 2013 annual meeting because of the expiration of the term of their class, Class C, on our classified board of directors.

        The following table sets forth the names and ages of all current directors, the positions and offices with us held by such persons, the years in which their current terms as directors expire and the length of their continuous service as a director:

Name	Director Since	Age	Position	Expiration of Term
Floyd C. Wilson	Feb. 2012	66	Chairman of the Board and Chief Executive Officer	2013
Tucker S. Bridwell	Feb. 2012	61	Director	2015
James W. Christmas	Feb. 2012	65	Director	2014
Thomas R. Fuller	Feb. 2012	65	Director	2014
Kevin E. Godwin	Dec. 2012	46	Director	2015
David S. Hunt	Dec. 2012	50	Director	2015
James L. Irish III	Feb. 2012	68	Lead Director	2013
David B. Miller.	Feb. 2012	63	Director	2014
Daniel A. Rioux	Feb. 2012	44	Director	2013
Stephen P. Smiley	Feb. 2012	64	Director	2013
Michael A. Vlasic	Aug. 2012	52	Director	2015
Mark A. Welsh IV	Feb. 2012	33	Director	2014

        Floyd C. Wilson became our Chairman and Chief Executive Officer in February 2012 as a result of the HALRES Transaction. Prior to February 2012, he was President of HALRES LLC, an oil and natural gas company that he founded in October 2011. Mr. Wilson served as Chairman of the Board and Chief Executive Officer of Petrohawk Energy Corporation from May 25, 2004 until BHP Billiton acquired Petrohawk for $15.1 billion, including assumed debt, in August 2011. Mr. Wilson also served as President of Petrohawk from May 25, 2004 until September 8, 2009. Prior to May 25, 2004, he was President and Chief Executive Officer of PHAWK, LLC which he founded in June 2003. Mr. Wilson was the Chairman and Chief Executive Officer of 3TEC Energy Corporation from August 1999 until its merger with Plains Exploration & Production Company in June 2003. Mr. Wilson founded W/E Energy Company L.L.C., formerly known as 3TEC Energy Company L.L.C. in 1998 and served as its President until August 1999. Mr. Wilson began his career in the energy business in Houston, Texas in 1970 as a completion engineer. He moved to Wichita, Kansas in 1976 to start an oil and gas operating company, one of several private energy ventures which preceded the formation of Hugoton Energy Corporation in 1987, where he served as Chairman, President and Chief Executive Officer. In 1994, Hugoton completed an initial public offering and was merged into Chesapeake Energy Corporation in 1998.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Wilson's contributions to the board, determined that his role as the Company's Chief Executive Officer, his experience in the energy industry and his many years of service as a director and chief executive officer of oil and natural gas exploration and production companies provide significant contributions to the Company's board of directors.

        Tucker S. Bridwell became a director in February 2012 as a result of the HALRES Transaction. Mr. Bridwell served as a director of Petrohawk Energy Corporation from May 2004 until December 2010. Mr. Bridwell has been the President of Mansefeldt Investment Corporation and the Dian Graves Owen Foundation since September 1997 and manages investments in both entities. He has been in the energy business in various capacities for over 27 years, focusing on oil and gas private equity and public oil and gas investments with extensive experience in managing both public and private energy companies. Mr. Bridwell is a Certified Public Accountant and has practiced public accountancy, specializing in oil and gas. He earned a Bachelor of Business Administration degree and a Master of Business Administration degree from Southern Methodist University. He has also served on the audit committees of numerous businesses, including Petrohawk and non-profit organizations. Currently, he serves on the board of directors of Concho Resources, Inc. and First Financial Bankshares, Inc. He is

also Lead Director and Chairman of the Nominating and Corporate Governance Committee of First Financial Bankshares, Inc. Mr. Bridwell previously served as Chairman of First Permian, LLC from 2000 until its sale to Energen Corporation in April 2002.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Bridwell's contributions to the board, determined that his experience in accounting, investing and management provide significant contributions to the Company's board of directors.

        James W. Christmas became a director in February 2012 as a result of the HALRES Transaction. Mr. Christmas began serving as a director of Petrohawk Energy Corporation on July 12, 2006, effective upon the merger of KCS Energy, Inc. ("KCS") into Petrohawk. He continued to serve as a director, and as Vice Chairman of the Board of Directors, for Petrohawk until BHP Billiton acquired all of Petrohawk in August 2011. He also served on the Audit Committee and the Nominating and Corporate Governance Committee. Currently, Mr. Christmas serves as a member of the Board of Directors of Petrohawk, a wholly-owned subsidiary of BHP Billiton, and as chair of the Financial Reporting Committee of such board. He also serves on the Advisory Board of the Tobin School of Business of St. John's University and as a Senior Financial Advisor to a private oil and gas company. He served as President and Chief Executive Officer of KCS from 1988 until April 2003 and Chairman of the Board and Chief Executive Officer of KCS until its merger into Petrohawk. Mr. Christmas was a Certified Public Accountant in New York and was with Arthur Andersen & Co. from 1970 until 1978 before leaving to join National Utilities & Industries ("NUI"), a diversified energy company, as Vice President and Controller. He remained with NUI until 1988, when NUI spun out its unregulated activities that ultimately became part of KCS. As an auditor and audit manager, controller and in his role as CEO of KCS, Mr. Christmas was directly or indirectly responsible for financial reporting and compliance with SEC regulations, and as such has extensive experience in reviewing and evaluating financial reports, as well as in evaluating executive and board performance and in recruiting directors.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Christmas's contributions to the board, determined that his prior experience as an executive and director and his past audit, accounting and financial reporting experience provide significant contributions to the Company's board of directors.

        Thomas R. Fuller became a director in February 2012 as a result of the HALRES Transaction. Mr. Fuller served as a director at Petrohawk Energy Corporation from March 6, 2006 until BHP Billiton acquired Petrohawk in August 2011. Mr. Fuller served on Petrohawk's Reserves Committee and was the Chairman of the Nominating and Corporate Governance Committee. Since December 1988, Mr. Fuller has been a principal of Diverse Energy Management Co. (or related "Diverse" companies), a private upstream acquisition, drilling and production company which also invests in other energy-related companies. Mr. Fuller has earned degrees from the University of Wyoming and the Louisiana State University School of Banking of the South and is a Registered Professional Engineer in Texas. He has 43 years of experience as a petroleum engineer, specializing in economic and reserves evaluation. He has served as an employee, officer, partner or director of various companies, including ExxonMobil, First City National Bank, Hillin Oil Co., Diverse Energy Management Co. and Rimco Royalty Partners. Mr. Fuller also has extensive experience in energy-related merger and acquisition transactions, having generated and closed over 90 producing property acquisitions during his career. As a primary lending officer to many independent energy companies, Mr. Fuller has extensive experience in analyzing and evaluating financial, business and operational strategies for energy companies.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Fuller's contributions to the board, determined that his petroleum engineering and energy-related acquisitions and analytical experience provide significant contributions to the Company's board of directors.

        Kevin E. Godwin became a director in December 2012 in connection with the closing of the private placement of common stock to Canada Pension Plan Investment Board. Mr. Godwin currently serves as a Senior Portfolio Manager of Canada Pension Plan Investment Board in its Relationship Investments group, a position he has held since 2008. From 2005 to 2008, Mr. Godwin served as a Principal of Birch Hill Equity Partners L.P. From 195 to 2005, he worked at TD Securities then TD Capital Group Limited, ultimately serving as Vice President and Director. Mr. Godwin began his professional career in 1989 with ICI Explosives then Stuart Energy serving as a Project Engineer. Mr. Godwin is a graduate of Queen's University (Kingston, Ontario), having received a Bachelor's Degree in Applied Science (Mechanical Engineering) in 1989. He also received a Masters Degree in Business Administration in 1995 from the Richard Ivey School of Business, University of Western Ontario. In 2012, Mr. Godwin received the ICD.D designation from the Institute of Corporate Directors. Mr. Godwin has served on the board of directors of several private companies.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Godwin's contributions to the board, determined that his background in finance and investment provide significant contributions to the Company's board of directors.

        David S. Hunt became a director in December 2012 in connection with the closing of the acquisition of the Williston Basin Assets. Mr. Hunt is the founder and Managing Partner of Genesis Acquisition Partners, L.P., an independent oil and gas acquisition, development and production company headquartered in Dallas, Texas, since 1995. He has been an active investor in the oil and gas exploration, oil service and midstream sectors for more than 25 years. Mr. Hunt has made numerous equity and debt investments in companies ranging from private start-ups to later stage public companies across a number of different industries. Mr. Hunt was a director of Cornerstone Natural Gas, Inc. (AMEX: CGA) from November 1993, when the company emerged from bankruptcy reorganization, until June 1996 when Cornerstone was sold to El Paso Natural Gas Company. Mr. Hunt graduated from the University of Texas with a BA in Business in 1985.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Hunt's contributions to the board, determined that his investment experience in the oil and gas exploration, oil service and midstream sectors, as well as his familiarity with the Company's properties in the Williston Basin provide significant contributions to the Company's board of directors.

        James L. Irish III became a director in February 2012 as a result of the HALRES Transaction. Mr. Irish served as a director of Petrohawk Energy Corporation from May 25, 2004 until BHP Billiton acquired Petrohawk in August 2011. Mr. Irish served as Petrohawk's Chairman of the Audit Committee and as its Lead Director (Petrohawk's lead independent director). Mr. Irish served as a director of 3TEC Energy Corporation from 2002 until June 2003, and has served as an advisory director of EnCap Investments L.P. since October 2007. For over 30 years, until his retirement in December 2001, Mr. Irish practiced law with Thompson & Knight LLP, a Texas-based law firm that represents multinational and independent oil and gas companies, host government oil and gas companies, large utilities, private power plants, energy industry service companies, refineries, petrochemical companies, financial institutions, and multinational drilling contractors and construction companies. Mr. Irish's practice specialized in the area of energy finance and focused on the representation of insurance companies, pension plan managers, foundations and other financial institutions with respect to their equity and debt oil and gas investments and their related legal, regulatory and structural issues. Mr. Irish has also represented energy companies in connection with project financings, joint ventures, master limited partnerships and similar matters and has represented banks and other financial institutions with issues of revolving credit, project, term and other oil and gas loans. Mr. Irish served as chair of the energy group of Thompson & Knight LLP and was its sole Vice President or Managing Partner for over ten years prior to his retirement. Mr. Irish has been named since 1987 in Corporate Law by The Best Lawyers in America and has been included as a Texas Super Lawyer by Texas Monthly in Energy & Natural Resources and Securities & Corporate Finance.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Irish's contributions to the board, determined that his experience in legal matters, finance and over 30 years of representing energy companies provide a significant contribution to the Company's board of directors.

        David B. Miller became a director in February 2012 as a result of the HALRES Transaction. Mr. Miller currently serves as a Managing Partner of EnCap Investments L.P. From 1988 to 1996, Mr. Miller served as President of PMC Reserve Acquisition Company, a partnership jointly-owned by EnCap and Pitts Energy Group. Prior to the establishment of EnCap, he served as Co-Chief Executive Officer of MAZE Exploration Inc., a Denver-based oil and gas company he co-founded in 1981. Mr. Miller began his professional career with Republic National Bank of Dallas, ultimately serving as Vice President and Manager of the bank's wholly-owned subsidiary, Republic Energy Finance Corporation. Mr. Miller is a graduate of Southern Methodist University, having received Bachelors and Masters Degrees in Business Administration in 1972 and 1973, respectively. In 2004, Mr. Miller was appointed to the National Petroleum Council, an advisory body to the Secretary of Energy, and he is a member of the Board of Advisors of the Maguire Energy Institute. Additionally, he is a member of the Independent Petroleum Association of America, the Texas Independent Producers and Royalty Owners Association and the Western Energy Alliance. Mr. Miller currently serves on the board of trustees for Southern Methodist University and of the board of directors of several EnCap portfolio companies.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Miller's contributions to the board, determined that his experience in upstream and midstream energy investments and energy-related acquisitions and financing provides significant contributions to the Company's board of directors.

        Daniel A. Rioux became a director in February 2012 as a result of the HALRES Transaction. Mr. Rioux is the current Co-President and Chief Executive Officer of Liberty Energy Holdings, LLC. From 2001 to 2008, Mr. Rioux served as Vice President of Liberty Energy Holdings, LLC, where he managed the company's private equity and direct oil and gas working interest portfolios. From 1993 until 2000, Mr. Rioux was employed by Liberty Energy Corporation, a subsidiary of Liberty Energy Holdings, LLC and currently serves as a director of Axia Energy, LLC, a Denver-based exploration and production company, as well as a manager of Wildcat Midstream Holdings LLC, a company focused on the development, acquisition and operation of gas gathering and midstream oil and gas assets. Mr. Rioux previously served as a director of Petrohawk Energy Corporation from 2004 to 2006 and as a director of Energy Transfer Equity from 2002 to 2006. He also served as a director of the Independent Petroleum Association of America from 2003 to 2011. Mr. Rioux holds a B.S. in Finance from Bryant College and an M.B.A from Babson College.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Rioux's contributions to the board, determined that his experience in energy banking, finance and service as a director of energy companies provide a significant contribution to the Company's board of directors.

        Stephen P. Smiley became a director in February 2012 as a result of the HALRES Transaction. Mr. Smiley served as a director of Petrohawk Energy Corporation from April 5, 2010 until BHP Billiton acquired Petrohawk in August 2011. Mr. Smiley served on Petrohawk's Audit Committee and the Nominating and Corporate Governance Committee. Upon his retirement from Hunt Private Equity Group in September 2010, Mr. Smiley founded and is the sole partner of Madison Lane Partners, LLC, an advisory and investment company. Mr. Smiley was the Co-founder and had been President of Hunt Private Equity Group, Inc. since 1996. During his time at Hunt Private Equity Group, he raised and managed a private equity fund to invest in leveraged buyouts and growth financings for various middle market companies. At Hunt Private Equity Group he was also responsible for managing relationships with institutional, family and individual investors, and for sourcing, evaluating, financing and managing the portfolio. Mr. Smiley also serves on the board of Signature Financial Management, a registered investment adviser where he serves as chair of the Compensation Committee. Before he joined Hunt Private Equity Group, from 1991 to 1995 he co-founded and served as the chief executive officer of Cypress Capital Corporation where he raised and managed a multi-million dollar fund to invest in leveraged buyouts, industry consolidations and growth financings in the middle market. From 1989 to 1991 Mr. Smiley worked in the venture capital group at Citicorp/Citibank, N.A. Mr. Smiley holds a Bachelor of Arts from the University of Virginia and a Master of Business Administration from the College of William and Mary and has 30 years of corporate finance and investing experience and over 20 years of corporate governance experience.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Smiley's contributions to the board, determined that his experience in energy banking, finance and service as a director of other companies provide a significant contribution to the Company's board of directors.

        Michael A. Vlasic became a director in August 2012 as a result of the GeoResources Merger. Immediately prior to his appointment to the Company's board of directors, Mr. Vlasic had served on the board of directors of GeoResources, Inc. since April 2007. He also served on the board of managers of Southern Bay Energy, LLC from its inception in 2004 until it was acquired by GeoResources in April 2007. He previously was a Director of Texoil, Inc., a company with a class of equity securities registered under the Exchange Act, where he served on its executive committee from 1997 until its sale to Ocean Energy Inc. in 2001. For more than the past nine years he has been Chief Executive Manager of Vlasic Investments L.L.C. He is founder and Chairman of the Board of MAV Development Company. Mr. Vlasic serves on the board of Bessemer Trust Company and some of its affiliates. He is a 1982 graduate of Brown University and holds an MBA from the University of Michigan.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Vlasic's contributions to the board, determined that his industry experience, his previous board experience and his familiarity with the properties acquired from GeoResources provide significant contributions to the Company's board of directors.

        Mark A. Welsh IV became a director in February 2012 as a result of the HALRES Transaction. Mr. Welsh currently serves as a Director of EnCap Investments L.P. Mr. Welsh has 12 years of experience in private equity, including seven years with EnCap. Prior to joining EnCap, Mr. Welsh served as a financial analyst with The Blackstone Group L.P. and as a Vice President with Adam Corporation. Mr. Welsh received a Bachelor of Business Administration degree in Finance from Texas A&M University, where he was recognized with the Brown-Rudder Award as the outstanding graduate in his class. Mr. Welsh serves on the board of directors of several EnCap portfolio companies.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Welsh contributions to the board, determined that his experience in upstream and midstream energy investments and energy-related acquisitions and financing provides significant contributions to the Company's board of directors.

Meetings of Our Board of Directors and Committees of the Board

        Our board of directors has the responsibility for establishing our broad corporate policies and for our overall performance. However, the board of directors is not involved in our day-to-day operations. The board of directors is kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers, by reviewing analyses and reports provided to it on a regular basis, and by participating in board of directors and committee meetings. Our board of directors held 11 meetings during 2012, including telephonic meetings and except for Messrs. Miller, Christmas, Fuller and Rioux, who were unable to attend three meetings, two meetings, three meetings and one meeting, respectively, all directors attended each meeting.

        Our board of directors currently has four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Reserves. Actions taken by our committees are reported to the full board. Each committee conducts an annual evaluation of its duties and is expected to conduct an annual review of its charter. Each committee has authority to retain, set the compensation for, and terminate consultants, outside counsel and other advisers as that committee determines to be appropriate.

        Audit Committee.    Following the HALRES Transaction, the members of our audit committee are: James W. Christmas, James L. Irish III, Stephen P. Smiley, and effective April 1, 2013, Kevin E. Godwin, with Mr. Irish serving as the chairman. Prior to the HALRES Transaction, the members of our audit committee were Sean P. Lane, Gerald R. Marshall and John M. Reardon, with Mr. Marshall acting as chairman. The audit committee met on six occasions during 2012. Our board has determined that all members of our audit committee are financially literate within the meaning of SEC rules, under the current listing standards of the NYSE and in accordance with our audit committee charter. Our board has also determined that all members of the audit committee are independent, within the meaning of SEC and NYSE regulations for independence for audit committee members, under our corporate governance guidelines, and in accordance with our audit committee charter. The board has also determined that Messrs. Christmas and Smiley are "audit committee financial experts" (as defined in the SEC rules) because they each have the following attributes: (i) an understanding of generally accepted accounting principles in the United States of America ("GAAP") and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions. Messrs. Christmas and Smiley have acquired these attributes by their educational backgrounds and by having held various positions that provided relevant experience, as described in their biographical information under "Our Board of Directors and its Committees—The Board of Directors" above.

        The Audit Committee annually considers the qualifications of our independent auditor and selects and engages our independent auditor. The Audit Committee meets quarterly with representatives of the independent auditor and is available to meet at the request of the independent auditor. During these meetings, the Audit Committee receives reports regarding our books of accounts, accounting procedures, financial statements, audit policies and procedures, internal accounting and financial controls, and other matters within the scope of the Audit Committee's duties. The Audit Committee reviews the plans for and the results of audits for us and our subsidiaries. The Audit Committee reviews the independence of the independent auditor, and considers and authorizes the fees for both audit and non-audit services provided by the independent auditor. In 2012, our Audit Committee held six meetings, including telephonic meetings, and except for Mr. Christmas, who was unable to attend one meeting, all of the then current members of our Audit Committee were in attendance at each of these meetings.

        The written charter adopted by our Audit Committee is available on our website at www.halconresources.com.

        Compensation Committee.    Following the HALRES Transaction, the members of our Compensation Committee are Tucker S. Bridwell, Daniel A. Rioux, Stephen P. Smiley, and effective April 1, 2013, Michael A. Vlasic, with Mr. Smiley serving as the chairman. Prior to the HALRES Transaction, members of our Compensation Committee during 2012 were Sean P. Lane, Gerald R. Marshall and John M. Reardon, with Mr. Reardon acting as chairman. Mr. Markham also served on the Compensation Committee prior to his resignation from our board of directors in December 2012. Our board of directors has determined that each member of the Compensation Committee meets the

NYSE standards for independence, and is a "Non-Employee Director" as defined in Rule 16b-3 under the Exchange Act and an "outside director" as defined for purposes of Section 162(m) of the Internal Revenue Code.

        The Compensation Committee reviews and approves the compensation of our senior management. The Compensation Committee also administers our 2012 Long-Term Incentive Plan, or Plan, and approves restricted stock awards, SAR awards and other stock-based grants for our senior management and other employees. In 2012, our Compensation Committee held six meetings, including telephonic meetings, and all of the then current members of our Compensation Committee attended each meeting. Our Compensation Committee also took action by written consent one time in 2012 prior to the HALRES Transaction.

        Our Compensation Committee engaged Longnecker & Associates, Inc. ("Longnecker"), an outside compensation consulting firm, to assist the board of directors and the Compensation Committee in crafting our total compensation program for our executive officers for 2012 and to assist the board of directors in determining compensation for our directors. In connection with its engagement, Longnecker was tasked with making recommendations to the Compensation Committee regarding an appropriate compensation peer group, assisting the Compensation Committee in establishing a competitive executive compensation program and making recommendations and providing analysis regarding the compensation of senior management, including the named executive officers, discussed below under the heading "Executive Compensation."

        On February 27, 2013, the board approved amendments to the charter of the Compensation Committee to conform the provisions of the Charter to newly enacted rules of the NYSE relating to the assessment of independence of Compensation Committee members and compensation consultants engaged by the Compensation Committee, which rules will first go into effect in July 2013, to re-define the term "Executive Officers" to include the Company's chief executive officer, president, chief accounting officer, each executive vice president, and any vice president in charge of reserves or human resources, and to clarify certain other responsibilities of the Compensation Committee. The current version of the written charter adopted by our Compensation Committee is available on our website at www.halconresources.com.

        Nominating and Corporate Governance Committee.    Subsequent to the HALRES Transaction, the members of our Nominating and Corporate Governance Committee are James W. Christmas, Thomas R. Fuller, Daniel A. Rioux and Mark A. Welsh IV, with Mr. Christmas serving as the chairman. Prior to the HALRES Transaction, the members of our Nominating and Corporate Governance Committee were Sean P. Lane, Gerald R. Marshall and John M. Reardon, with Mr. Lane acting as chairman. Our board of directors has determined that all members of the Nominating and Corporate Governance Committee who currently serve are independent pursuant to the NYSE rules and in accordance with our nominating and corporate governance committee charter.

        Our Nominating and Corporate Governance Committee is responsible for identifying qualified candidates to be presented to our board of directors for nomination as directors, ensuring that our board of directors and our organizational documents are structured in a way that best serves our practices and objectives, and developing and recommending a set of corporate governance principles. The Nominating and Corporate Governance Committee will consider candidates identified by our board members, management, stockholders, investment bankers and others. In 2012, our Nominating and Corporate Governance Committee held five meetings, and except for Mr. Christmas, who was unable to attend one meeting, all members of the Committee were in attendance at each meeting.

        The current version of the written charter adopted by our Nominating and Corporate Governance Committee is available on our website at www.halconresources.com.

        Reserves Committee.    Formed on February 8, 2012, the members of our Reserves Committee are Thomas R. Fuller, Tucker S. Bridwell, Mark A. Welsh IV and, effective April 1, 2013, David S. Hunt, with Mr. Fuller serving as the chairman. Our Reserves Committee is composed solely of non-employee directors who meet the "independence" standards of the NYSE. Our Reserves Committee has been formed to assist our board with oversight in the preparation by independent petroleum engineers of annual and any special reserve reports and/or audits of the estimated amounts of our consolidated hydrocarbon reserves and related information. The Reserves Committee retains the independent petroleum engineers who evaluate our hydrocarbon reserves and determines their independence from Halcón. In 2012, our Reserves Committee held three meetings and all members of the Committee were in attendance at each meeting.

        On February 27, 2013, the board approved amendments to the charter of the Reserves Committee to clarify certain procedural matters relating to operation, responsibilities and authority of the Reserves Committee, including the authority of the Reserves Committee to expend such Company funds as it deems necessary to carry out its responsibilities under its charter. The current version of the written charter adopted by our Reserves Committee is available on our website at www.halconresources.com.

Corporate Governance Matters

        Corporate Governance Web Page and Available Documents.    We maintain a corporate governance page on our website at www.halconresources.com where you can find the following documents:

  •
  our corporate governance guidelines;

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  our code of ethics;

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  our code of conduct;

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  our insider trading policy and guidelines with respect to certain transactions in company securities; and

  •
  the charters of Audit, Reserves, Nominating and Corporate Governance, and Compensation Committees.

        We will also provide a printed copy of these documents, without charge, to stockholders who request copies in writing from Scott Zuehlke, Vice President, Investor Relations, Halcón Resources Corporation, 1000 Louisiana St., Suite 6700, Houston, Texas 77002.

        Director Independence.    On March 26, 2012, our common stock began trading on the NYSE under the symbol "HK" and we became subject to the rules of NYSE applicable to NYSE listed companies, including the NYSE corporate governance rules. Prior to March 26, 2012, we were subject to the rules of NASDAQ applicable to NASDAQ listed companies, including the NASDAQ corporate governance rules.

        The current listing standards of the NYSE require our board to affirmatively determine the independence of each director and to disclose such determination in the proxy statement for each annual meeting of our stockholders. The board, at its meeting held on February 27, 2013, affirmatively determined that each of Messrs. Bridwell, Christmas, Fuller, Godwin, Hunt, Irish, Miller, Rioux, Smiley, Vlasic and Welsh is an "independent director" under the guidelines described below and the independence rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual.

        In connection with its assessment of independence, our board reviewed information regarding relevant relationships, arrangements or transactions between the Company and each director or parties affiliated with such director.

        Our board has established the following standards for determining director independence in our corporate governance guidelines:

        A majority of the directors on our board must be "independent." No director qualifies as "independent" unless the board affirmatively determines that the director has no "material relationship" with Halcón, either directly, or as a partner, shareholder or officer of an organization that has a relationship with Halcón. A "material relationship" is a relationship that the board determines, after a consideration of all relevant facts and circumstances, compromises the director's independence from management. Our board's determination of independence must be consistent with all applicable requirements of the NYSE, the SEC, and any other applicable legal requirements. Our board may adopt specific standards or guidelines for independence in its discretion from time to time, consistent with those requirements. As set forth in the NYSE Listed Company Manual Section 303A.02, our board must consider the following factors that preclude a finding by the board of a member's or prospective member's "independence" from Halcón:

  1.
  A director who is, or who has been within the last three years, an employee of Halcón (including in each case subsidiaries or parent entities in a consolidated group), or an immediate family member who is, or has been within the last three years, an executive officer, of Halcón;

  2.
  A director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Halcón, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided, that, compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test, and compensation received by an immediate family member for service as an employee of Halcón need not be considered in determining independence under this test;

  3.
  (A) A director is a current partner or employee of a firm that is Halcón's internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and who participates in Halcón's audit; or (D) a director or an immediate family member who was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Halcón's audit within that time;

  4.
  A director or an immediate family member who is, or who has been within the last three years, employed as an executive officer of another company where any of Halcón's present executive officers at the same time serves or served on that company's Compensation Committee;

  5.
  A director who is a current employee, or an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, Halcón for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $200,000, or 2% of such other company's consolidated gross revenues.

  6.
  Whether the director has any other relationship with Halcón, either directly or as a partner, shareholder or officer of an organization that has a relationship with Halcón; and

  7.
  Whether the director is aware of any other relationships that could potentially interfere, or could appear to interfere, with his exercise of independent judgment in carrying out the responsibilities of a director, including (i) any transaction, arrangement or relationship, in the last fiscal year, involving the director, including any family members, and any other officer or director of Halcón; or (ii) any other relationship with Halcón, either directly or as a shareholder, executive officer or partner or an organization that has such a relationship, including any relationships with charitable, educational, political or other not-for-profit organizations.

        For purposes of determining "independence" of a director based on the tests set forth above, among other things, the following applies:

  A.
  In applying the test in paragraph 5 above, both the payments and the consolidated gross revenues to be measured are those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between Halcón and the director or immediate family member's current employer; Halcón is not required to consider former employment of the director or the immediate family member.

  B.
  For purposes of paragraph 5 above, contributions to tax exempt organizations are not considered "payments," although Halcón still considers the "materiality" of any such relationship in determining the "independence" of a director.

  C.
  For purposes of determining "independence," an "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares such person's home, and does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

        Our corporate governance guidelines set forth our policy with respect to qualifications of the members of the board, the standards of director independence, director responsibilities, board meetings, director access to management and independent advisors, director orientation and continuing education, director compensation, Chairman and CEO dual responsibilities, management evaluation and succession, annual performance evaluation of the board, and executive sessions.

        Nomination Process.    The Nominating and Corporate Governance Committee will consider stockholder nominees for election as directors. Any stockholder nominations must be received by us not less than sixty (60) days nor more than ninety (90) days prior to the annual meeting; provided however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Nominations should be delivered to the Nominating and Corporate Governance Committee at the following address: The Halcón Resources Nominating and Corporate Governance Committee, c/o James W. Christmas, Committee Chairman, Halcón Resources Corporation, 1000 Louisiana St., Suite 6700, Houston, Texas 77002. The stockholder's nomination notice must set forth: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (a) the name, age, business address and residence address of the person; (b) the principal occupation or employment and business experience of the person for at least the previous five years; (c) the class and number of shares of our capital stock which are beneficially owned by the person; and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the SEC under Section 14 of the Exchange Act; and (ii) as to the stockholder giving the notice: (a) the name and record address of the stockholder; and (b) the class and number of shares of our capital stock beneficially owned by the stockholder. Such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.

        In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principles that each director should be an individual of high character and integrity and have:

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  independence;

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  wisdom;

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  an understanding and general acceptance of our corporate philosophies;

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  business or professional knowledge and experience that can address our challenges and opportunities, and contribute meaningfully to the deliberations of our board of directors;

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  a proven record of accomplishment with an excellent organization;

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  an inquiring mind;

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  a willingness to speak one's mind;

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  an ability to challenge and stimulate management; and

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  a willingness to commit time and energy to our business affairs.

        In addition to considering possible candidates for election as directors, the Nominating and Corporate Governance Committee may, in its discretion, review the qualifications and backgrounds of existing directors and other nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of our board of directors, and recommend the slate of directors to be nominated for election at the ensuing annual meeting of stockholders. Currently, we do not employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

        The charter of our Nominating and Corporate Governance Committee provides that the Committee will evaluate our corporate governance effectiveness and recommend such revisions as it deems appropriate to improve our corporate governance. The areas of evaluation may include such matters as the size and independence requirements of our board of directors, board committees, management succession and planning, and regular meetings of our non-employee directors without management in executive sessions.

        The Nominating and Corporate Governance Committee did not receive any stockholder recommendations for nomination to our board of directors in connection with this year's annual meeting. The Nominating and Corporate Governance Committee has recommended Messrs. Wilson, Irish, Rioux and Smiley, who are current Class C directors, for re-election as the term of their class is expiring on our classified board of directors.

        Board Diversity.    Our board of directors does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Nominating and Corporate Governance Committee charter, however, requires the committee to review the composition of the board as a whole and recommend, if necessary, measures to be taken so that our board not only contains the required number of independent directors, but also reflects the balance of knowledge, experience, skills, expertise, integrity, analytical ability and diversity as a whole that the committee deems appropriate. This review includes an assessment as to our board's current and anticipated need for directors with specific qualities, skills, experience or backgrounds; the availability of highly qualified candidates; committee workloads and membership needs; and anticipated director retirements.

        Leadership Structure.    Our board currently combines the role of Chairman with the role of Chief Executive Officer ("CEO"), and maintains a separate empowered lead independent director position to further strengthen our governance structure. Our board believes this provides an efficient and effective leadership model for the Company. Combining the Chairman and CEO roles fosters clear accountability, effective decision-making and alignment on corporate strategy while reducing the potential for fractured leadership that can undermine successful implementation of policy.

        Our board believes that the Company is strengthened by the chairmanship of Mr. Wilson, who provides strategic, operational and technical expertise, vision and a proven ability to lead the Company. Our board believes that, under the present circumstances, the interests of the Company and its stockholders are best served by the leadership and direction of Mr. Wilson as Chairman and CEO. Our board recognizes that no single leadership model is right for all companies and at all times and that, depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate.

        Following the HALRES Transaction, our board elected a lead director (lead independent director), currently Mr. James L. Irish III, who is an independent and non-management director. A lead director will be elected annually by our board. Our lead director serves as a key component of our governance structure, subject to oversight by the independent members of our board. The Lead Director's responsibilities and authority generally include:

  •
  presiding over all executive sessions of the independent directors and all other board meetings at which the Chairman is not present;

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  calling special meetings of the independent directors when necessary and appropriate;

  •
  coordinating the agenda for, and moderating sessions of, the board's independent directors;

  •
  serving as a liaison between the Chairman and the independent directors;

  •
  consulting with the Chairman to include and provide at meetings of the directors specific agenda items and additional materials suggested by independent board members;

  •
  approving the scheduling of regular and, where feasible, special meetings of the board to ensure that there is sufficient time for discussion of all agenda items;

  •
  facilitating communications among the other members of the board;

  •
  consulting with the chairs of the board committees and soliciting their participation to avoid diluting their authority or responsibilities; and

  •
  performing other duties as the board may from time to time delegate.

        Our corporate governance guidelines currently provide that non-management directors must meet at regularly scheduled executive sessions without management. Mr. Irish, as lead director, presides over the executive sessions of our non-management directors. During 2012, our non-management directors held four executive sessions without management present, and Mr. Irish presided over each executive session.

        Risk Oversight.    It is the job of our CEO, Chief Financial Officer, General Counsel, and other members of our senior management to identify, assess, and manage our exposure to risk. Our board plays an important role in overseeing management's performance of these functions. Our board of directors has approved the charter of its Audit Committee, which lists the primary responsibilities of the Audit Committee. Those responsibilities require the Audit Committee to discuss with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including the substance of any significant litigation, contingencies or claims that had, or may have, a significant impact on the financial statements. The Audit Committee is also required to discuss with management and review the mechanisms, guidelines and policies that govern the processes by which risk assessment and management are undertaken.

        Each of the board's other committees also oversees the management of risks that fall within such committee's area of responsibility. Our Compensation Committee incorporates risk considerations,

including the risk of loss of key personnel, as it evaluates the performance of our CEO and other executive officers, reviews management development and determines compensation structure and amounts. Our Nominating and Corporate Governance Committee focuses on issues and risks relating to board composition, leadership structures, succession planning and corporate governance matters. The focus of our Reserves Committee is on the integrity of the process of selecting our independent petroleum engineers and whether reports prepared by our independent petroleum engineers are prepared in accordance with the accepted or required petroleum engineering standards.

        Our board receives reports from its committees regarding the risks considered in their respective areas to ensure that our board has a broad view of our strategy and overall risk management process. In performing its risk oversight function, each committee has full access to management, as well as the ability to engage advisors. Each committee's charter is available on our web site at www.halconresources.com.

        Communications with the Board.    Our stockholders may communicate concerns to any director, board committee or to the full board of directors by sending letters addressed to such directors, board committees or the full board of Halcón Resources Corporation at 1000 Louisiana St., Suite 6700, Houston, Texas 77002, Attention: Larry L. Helm, Executive Vice President, Corporate Affairs. Mr. Helm will then, as appropriate, forward the communication to the intended director or directors, board committee or the full board of directors. If the stockholder wishes the communication to be confidential, then the communication should be provided in a form that will maintain confidentiality such as stamping the envelope and the contents as "confidential."

        Communications with the Non-Management Directors.    Interested parties may communicate concerns to the non-management members of our board of directors by sending a communication to the Lead Director and chairman of the Audit Committee, James L. Irish III, 1722 Routh Street, Suite 1500, Dallas, Texas 75201. Mr. Irish will then forward such communication to all of our other non-management directors.

        Directors' Attendance at Stockholder Meetings.    Our corporate governance guidelines provide that our directors are encouraged to attend annual meetings of our stockholders. Except for Messrs. Godwin, Hunt and Vlasic, who were not yet members of our board of directors, all of the individuals serving as directors following the HALRES Transaction attended last year's annual meeting of stockholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Various members of our board of directors and management hold investments in entities that own membership interests in HALRES LLC, which holds a convertible promissory note issued by Halcón in the principle amount of $275 million and a warrant to purchase 36.7 milion shares of our common stock at $4.50 per share, each of which it acquired in the HALRES Transaction. Mr. Wilson, for instance, owns an approximate 42% interest in an entity that owns a 10% membership interest in HALRES LLC. Messrs. Miller and Welsh are associated with EnCap Investments L.P., which advises EnCap Energy Capital Fund VIII, L.P., the majority investor in HALRES LLC. Mr. Bridwell is president of Mansefeldt Investment Corporation, which advises Mansefeldt Halcón Partners and Mansefeldt Hawk Partners, which hold membership interests in HALRES LLC and an entity that owns a membership interest in HALRES LLC, respectively. Mr. Rioux is an officer of Liberty Energy Holdings, LLC , whose subsidiary Kellen Holdings, LLC also holds a membership interest in HALRES LLC. Certain other directors also own interests in entities that own membership interests in HALRES LLC.

        As a consequence of these indirect interests in HALRES LLC, on February 8, 2012, our board of directors established a Conflicts Committee and appointed Mr. Thomas R. Fuller to serve on the Conflicts Committee. The Conflicts Committee was given the authority to determine, direct and conduct the process to be undertaken by the Company with respect to the two transactions between the Company and HALRES LLC discussed below. The Conflicts Committee was also given the authority to appoint independent legal counsel, independent appraisers, financial advisors and engineering consultants in connection with this evaluation, and to negotiate the proposed terms and conditions of any transaction. The Conflicts Committee was also given the authority to reject any transaction between the Company and HALRES LLC if the committee deemed such transaction not to be in the best interests of the Company.

        Reimbursement of Expenses Relating to the HALRES Transaction.    Under the terms of the Securities Purchase Agreement dated December 21, 2011, the Company agreed to reimburse HALRES LLC for all reasonable costs and expenses incurred by HALRES LLC in connection with the HALRES Transaction. To the extent practicable, expenses incurred by HALRES LLC prior to the closing were reimbursed or paid directly at closing, while others were subsequently submitted by HALRES LLC to the Company for reimbursement. The Conflicts Committee reviewed the list of expenses subsequently submitted by HALRES LLC for reimbursement, as well as invoices and other supporting documentation, and concluded that such expenses were reasonable. The Company has reimbursed HALRES LLC approximately $6.75 million for such costs and expenses incurred.

        Acquisition of Assets from HALRES LLC.    Prior to the HALRES Transaction in February 2012, HALRES LLC had begun a program of accumulating leasehold acreage and other oil and gas properties and related assets, focused in areas that are consistent with the Company's current plans for leasing and acquisitions. The Company acquired these properties and rights from HALRES LLC at the lower of HALRES LLC's cost or fair market value after the closing of the HALRES Transaction. After conducting an evaluation of the properties and rights to be acquired by the Company, as well as the reimbursement of consulting and legal fees and other expenses associated with such properties and rights, the Conflicts Committee determined that the Company's acquisition from HALRES LLC of its leasehold acreage and other oil and gas properties and related assets was in the best interests of the Company. The Company acquired these assets from HALRES LLC for approximately $5.89 million.

        Transactions associated with Floyd C. Wilson.    In April 2012, the Company purchased acreage in Austin County, Texas from Mr. Wilson. Mr. Wilson had acquired the acreage in 2011, prior to the HALRES Transaction that resulted in Mr. Wilson becoming the Chairman and CEO of the Company. In conjunction with the recapitalization transaction, Mr. Wilson offered the Company the opportunity to purchase the acreage, which included mineral rights, from him at his approximate cost associated with the acquisition and ownership of the property. The transaction was reviewed by the disinterested members of the board of directors, who determined that the mineral rights and associated acreage were attractive to the Company and that acquiring the property upon the terms offered was fair and in the Company's best interests. The property was acquired from Mr. Wilson for approximately $1.09 million.

        As discussed below, in the ordinary course of its business, the Company occasionally charters private aircraft from unaffiliated air charter companies. In January 2013, an entity owned by Mr. Wilson sold a Raytheon Hawker 800A aircraft to the Company for $2.39 million. The Company's Audit Committee first reviewed, and then the disinterested members of the board of directors also reviewed, the terms of the transaction, including an independent third party appraisal of the aircraft which valued it at $2.39 million, and considered the potential savings and benefits to the Company of ownership of the aircraft, and determined that acquiring the aircraft upon the terms offered by Mr. Wilson's company was fair and in the Company's best interests.

        Charter of Aircraft.    In the ordinary course of its business, the Company occasionally charters private aircraft from unaffiliated air charter companies. During 2012, Floyd C. Wilson, the Company's CEO, indirectly owned two aircraft managed by an independent air charter company unaffiliated with both Mr. Wilson and the Company. The Company occasionally charters aircraft from this company. The aircraft in the air charter company's fleet, including the aircraft indirectly owned by Mr. Wilson, are available to the public for charter based upon a standard fee schedule established by the air charter company, with the fees dependent primarily upon the type and size of the aircraft utilized and the duration of the flight. During 2012, the Company paid a total of approximately $0.9 million to the air charter company that manages Mr. Wilson's aircraft, all of which was related to the use of the aircraft indirectly owned by Mr. Wilson. Because the air charter company establishes fees for the use of the aircraft in its fleet, Mr. Wilson does not receive any greater benefit from the Company's charter of the aircraft indirectly owned by him than he does from any third party chartering those aircraft. Any fees related to the charter of the aircraft are paid to the air charter company, which deducts from revenues received from charter customers a variety of expenses incidental to use of the aircraft (such as personnel, fuel and commissions) and recurring charges (such as for inspections, maintenance, storage and service). During 2012, the total amount of these expenses significantly exceeded the amount paid by the Company and others to charter Mr. Wilson's aircraft, resulting in a net obligation of Mr. Wilson in the amount of the difference.

        The use of charter and Company-owned aircraft by Company personnel is governed by the Company's Aircraft Policy. Our policies do not require that a special committee of the Company's independent directors approve the use of aircraft chartered through an unaffiliated air charter company that independently establishes the amount charged under arrangements that otherwise comply with our Aircraft Policy.

RELATED PARTY TRANSACTION REVIEW POLICIES AND PROCEDURES

        A transaction or series of similar transactions to which we are a party in which the amount involved exceeds $120,000 and involves a director, executive officer, 5% stockholder or any immediate family members of these persons is evaluated by a special committee of disinterested directors formed by our board of directors to evaluate such transactions. In addition, our code of conduct provides that every employee should disclose any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest to upper management or the Company's Audit Committee. The Audit Committee has the authority to evaluate any such conflicts of interest and recommend actions to be taken by our board in connection with such conflicts of interest or to report the existence of any such conflicts of interest to the full board for it to take action.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file certain reports with the SEC concerning their beneficial ownership of our equity securities. The SEC's regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors and greater than 10% stockholders. To our knowledge based solely on a review of copies of reports filed under Section 16(a) during the 2012 fiscal year and furnished to us, our directors, executive officers and holders of 10% or more of our shares complied with these requirements with the exception of: CPPIB, who filed a Form 4 on January 11, 2013 relating to the acquisition of our common stock as a result of Mr. Godwin's appointment as a director on December 6, 2012; HALRES LLC, who filed a Form 4 on September 19, 2012 relating to the receipt of additional increase in principal of the $275.0 million five-year 8.0% convertible note by the amount of interest paid-in-kind on March 31, 2012 and June 30, 2012; and David B. Miller, who filed a Form 4 on September 19, 2012 relating to, in part, the receipt of additional increase in principal of the $275.0 million five-year 8.0% convertible note by the amount of interest paid-in-kind on March 31, 2012 and June 30, 2012.

 MANAGEMENT

        The following table sets forth the names and ages of all of our executive officers, the positions and offices with us held by such persons and the months and years in which continuous service as officers began:

Name	Executive Officer Since	Age	Position
Floyd C. Wilson	Feb. 2012	66	Chairman of the Board and Chief Executive Officer
Stephen W. Herod	May 2012	54	President
Mark J. Mize	Feb. 2012	41	Executive Vice President, Chief Financial Officer and Treasurer
David S. Elkouri	May 2012	59	Executive Vice President, General Counsel
Charles E. Cusack III	Oct. 2012	54	Executive Vice President, Exploration
Larry L. Helm	Feb. 2013	65	Executive Vice President, Corporate Affairs
Richard G. DiMichele	Aug. 2012	53	Vice President, Midstream Operations and President of Halcón Field Services, LLC
Leah R. Kasparek	May 2012	43	Vice President, Human Resources
Tina S. Obut	Feb. 2013	48	Vice President, Corporate Reserves
Joseph S. Rinando, III	May 2012	41	Vice President and Chief Accounting Officer
David W. Tippett	May 2012	49	Vice President and Chief Information Officer
Scott M. Zuehlke	May 2012	36	Vice President, Investor Relations

        Our executive officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified. The following paragraphs contain certain information about each of our executive officers other than Mr. Wilson, whose biographical information is included under the heading "Our Board of Directors and its Committees—The Board of Directors" above.

        Stephen W. Herod has served as President since May 2012. Mr. Herod served as Executive Vice President—Corporate Development and Assistant Secretary of Petrohawk Energy Corporation from August 2005 until BHP Billiton acquired Petrohawk in August 2011. Mr. Herod served as Vice President—Corporate Development of Petrohawk from May 2004 until August 2005. Prior to joining Petrohawk, he was employed by PHAWK, LLC from its formation in June 2003 until May 2004. He served as Executive Vice President—Corporate Development for 3TEC Energy Corporation from December 1999 until its merger with Plains Exploration & Production Company in June 2003 and as Assistant Secretary from May 2001 until June 2003. Mr. Herod served as a director of 3TEC from July 1997 until January 2002. Mr. Herod served as the Treasurer of 3TEC from 1999 until 2001. From July 1997 to December 1999, Mr. Herod was Vice President—Corporate Development of 3TEC. Mr. Herod served as President and a director of Shore Oil Company from April 1992 until the merger of Shore with 3TEC's predecessor in June 1997. He joined Shore's predecessor as Controller in February 1991. Mr. Herod was employed by Conquest Exploration Company from 1984 until 1991 in various financial management positions, including Operations Accounting Manager. From 1981 to 1984, Superior Oil Company employed Mr. Herod as a financial analyst.

        Mark J. Mize has served as Executive Vice President, Chief Financial Officer and Treasurer since February 2012. Mr. Mize served as Executive Vice President—Chief Financial Officer and Treasurer of Petrohawk Energy Corporation from August 2007 until BHP Billiton acquired Petrohawk in August 2011. Mr. Mize served as the Chief Ethics Officer and Insider Trading Compliance Officer for Petrohawk until June 2009. Additionally, he served as Vice President, Chief Accounting Officer and Controller at Petrohawk from July 2005 until August 2007. Mr. Mize first joined Petrohawk in November 2004 as Controller. Prior to working at Petrohawk, Mr. Mize was the Manager of Financial Reporting of Cabot Oil & Gas Corporation, a public oil and gas exploration company, from January 2003 to November 2004. Prior to his employment at Cabot Oil & Gas Corporation, he was an Audit

Manager with PricewaterhouseCoopers LLP from 1996 to 2002. Mr. Mize is a Certified Public Accountant.

        David S. Elkouri has served as Executive Vice President, General Counsel since May 2012. Mr. Elkouri served as EVP—General Counsel and Secretary of Petrohawk Energy Corporation from 2007 until BHP Billiton acquired Petrohawk in August 2011. He also served as Chief Ethics Officer and Insider Trading Compliance Officer of Petrohawk. From 2004 to 2007, he served as lead outside counsel for Petrohawk. Prior to that, Mr. Elkouri served as lead outside counsel for 3TEC Energy Corporation from 1999 to 2003. He also served as lead outside counsel for Hugoton Energy Corporation from 1994 to 1998. Mr. Elkouri is a co-founder of Hinkle Law Firm LLC where he practiced for 20 years prior to joining Petrohawk. Mr. Elkouri is a graduate of the University of Kansas School of Law where he served as a Research Editor of the Kansas Law Review.

        Charles E. Cusack III has served as Executive Vice President, Exploration since October 2012. His responsibilities include overseeing all of the geological efforts for all of the areas where Halcón is active, as well as bringing in new opportunities. Mr. Cusack served as Vice President—Exploration at Petrohawk Energy Corporation from 2005 until its sale to BHP Billiton in 2011, where he continued his role until joining Halcón in 2012. Prior to joining Petrohawk, he was employed by PHAWK, LLC from its formation in 2003 until 2004. Mr. Cusack held various technical and management positions at 3TEC Energy Corporation, Cockrell Oil, Amerada Hess, Chevron and Tenneco Oil. Mr. Cusack began his career as a geologist with Gulf Oil in 1983 and holds a Bachelor of Science degree in engineering geology from Texas A&M University.

        Larry L. Helm has served as Executive Vice President, Corporate Affairs since February 2013. Mr. Helm served as Executive Vice President—Finance and Administration of Petrohawk Energy Corporation from August 2007 until its sale to BHP Billiton in August 2011, where he served as Vice President—Transition until joining Halcón in 2013. Mr. Helm served as Vice President—Chief Administrative Officer of Petrohawk from July 2004 until August 2005, and as Executive Vice President—Chief Administrative Officer of Petrohawk from August 2005 until August 2007. Prior to serving as an executive officer, Mr. Helm served on Petrohawk's board of directors for approximately two months. Mr. Helm was employed with Bank One Corporation from December 1989 through December 2003. Mr. Helm served as Executive Vice President of Middle Market Banking from October 2001 to December 2003. From April 1998 to August 1999, he served as Executive Vice President of the Energy and Utilities Banking Group. Prior to joining Bank One, he worked for 16 years in the banking industry primarily serving the oil and gas sector. He served as director of 3TEC Energy Corporation from 2000 to June 2003.

        Richard G. DiMichele has served as Vice President, Midstream Operations and President of Halcón Field Services, LLC since August 2012. Prior to joining Halcón in 2012, Mr. DiMichele served as President of Hawk Field Services, LLC, where he developed and operated scalable midstream systems in the Fayetteville, Haynesville and Eagle Ford shale plays. From 2010 to 2011, he was President of KinderHawk Field Services, leading a midstream joint venture between Petrohawk Energy Corporation and Kinder Morgan focused on the Haynesville Shale. From 2011 to 2012, he was President of EagleHawk Field Services, leading a midstream joint venture between Petrohawk and Kinder Morgan focused on the Eagle Ford Shale. Mr. DiMichele spent 7 years in various executive capacities at Turnaround Partners, Inc. and Cinergy Corp. and as a consultant to Accent Energy Corporation and Cinergy Marketing and Trading. Prior to that, he spent 9 years at Enron where he served as in various legal and managerial positions including as a Managing Director of Enron's European and Americas units. Mr. DiMichele started his career as an associate attorney at Vinson & Elkins LLP. He is a past member of the State Bar of Texas and has served on the Board of Trustees for St. Francis Episcopal Day School and Justice for Children. Mr. DiMichele graduated from Case Western Reserve University with a Bachelor of Arts in English and received a law degree from The Ohio State College of Law.

        Leah R. Kasparek has served as Vice President, Human Resources since May 2012. Ms. Kasparek initially joined Halcón as Director, Human Resources in February 2012. Ms. Kasparek served as Director of Human Resources at Southwestern Energy from 2009 to 2012. She served as Division Vice President of Human Resources for CenterPoint Energy from 2004 until 2008. Ms. Kasparek was employed in 1996 by Anheuser-Busch Companies and served as Division Vice President of Human Resources from 2001 until 2004. Ms. Kasparek holds a Bachelor of Arts degree from the University of Southwestern Louisiana and earned a law degree from the University of Houston Law Center.

        Tina S. Obut has served as Vice President, Corporate Reserves since February 2013. Ms. Obut served as Senior Manager of Petroleum Resources at BHP Billiton Petroleum from 2011 to 2012. Prior to that, she served as Senior Vice President—Corporate Reserves for Petrohawk Energy Corporation from 2005 until its sale to BHP Billiton in 2011. From 2004 to 2006, Ms. Obut served as Manager of Reservoir Engineering Evaluations at El Paso Production Company. In addition, she held various engineering, managerial and executive positions at Mission Resources, Ryder Scott Company and Chevron from 1989 to 2006. Ms. Obut graduated from Marietta College with a Bachelor of Science degree in Petroleum Engineering, a Master of Science degree in Petroleum and Natural Gas Engineering from Penn State and a Master of Business Administration from the University of Houston.

        Joseph S. Rinando, III has served as Vice President and Chief Accounting Officer since May 2012. Mr. Rinando initially joined Halcón as Director, Finance in February 2012. Mr. Rinando served as Vice President and Chief Financial Officer of Wilson Industries, a Schlumberger company, from 2010 to 2012. Prior to joining Wilson, he served as Executive Vice President and Chief Financial Officer for Foxxe Energy Services, LLC, a private-equity owned international drilling rig contractor, from 2009 to 2010. Prior to Foxxe, Mr. Rinando served as Vice President and Corporate Controller of Smith International, Inc. from 2006 until 2009 and as Director of Financial Reporting from 2003 to 2006. From 1995 to 2003, he was in the Energy Practice of PricewaterhouseCoopers, LLP, most recently as an Audit Senior Manager, serving clients focused on exploration and production, natural gas transmission, power and utilities, petrochemicals and refining, and drilling. Mr. Rinando has a Bachelor of Business Administration in Accounting from Lamar University and is a Certified Public Accountant in the State of Texas.

        David W. Tippett has served as Vice President and Chief Information Officer since May 2012. Mr. Tippett initially joined Halcón as Director, Technology in February 2012. Mr. Tippett served as Sr. Manager—Systems Program at LINN Energy from 2008 to 2011. Prior to joining LINN, he served as Sr. Manager, Oil & Gas Practice at BearingPoint Consulting in 2008. From 2006 to 2007, Mr. Tippett served as E&P VP & Business Unit CIO, Information Technology at El Paso Exploration & Production. He served as Sr. Manager, Information and Technology and Manager, eBusiness at Burlington Resources, Inc. from 2001 to 2006. Prior to that, Mr. Tippett served in various Information Technology leadership roles from 1991 to 2001. Mr. Tippett holds a Bachelor of Science in Information Systems from the University of Phoenix.

        Scott M. Zuehlke has served as Vice President, Investor Relations since May 2012. Mr. Zuehlke initially joined Halcón as Director, Investor Relations in February 2012, having served HALRES LLC in a similar capacity since December 2011. Mr. Zuehlke served as Director of Investor Relations at Geokinetics Inc. from 2010 to 2011. From 2009 to 2010, he served as Manager, Finance and Investor Relations at Hercules Offshore, Inc. Prior to that, Mr. Zuehlke spent a total of 11 years at Invesco Ltd., serving four years as an Equity Analyst focusing on the energy sector and seven years as a Market Data Associate. Mr. Zuehlke graduated from the University of Texas with a Bachelor of Business Administration degree, and went on to earn his Master of Business Administration degree from the University of Houston.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following sets forth information regarding the beneficial ownership of our common stock as of March 28, 2013 by:

  •
  each person to be known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our current executive officers and directors as a group.

        As of March 28, 2013, approximately 369.8 million shares of our common stock were outstanding. Unless otherwise noted, the mailing address of each person or entity named below is 1000 Louisiana St., Suite 6700, Houston, Texas 77002.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Petro-Hunt Holdings, LLC(2)	103,741,278	25.4%
CPPIB and CPPIB PMI-2(3)	41,907,241	10.3%
HALRES LLC(4)	36,666,669	8.2%
Floyd C. Wilson(5)	3,504,983	*
Stephen W. Herod(6)	209,196	*
Mark J. Mize(7)	481,573	*
David S. Elkouri(8)	276,993	*
Joseph S. Rinando, III(9)	91,770	*
Tucker S. Bridwell(10)	490,500	*
James W. Christmas(11)	687,166	*
Thomas R. Fuller(12)	171,133	*
Kevin E. Godwin(13)	—	*
David S. Hunt(14)	7,800	*
James L. Irish III(15)	87,166	*
David B. Miller(16)	40,457,669	9.9%
Daniel A. Rioux(17)	—	*
Stephen P. Smiley(18)	60,499	*
Michael A. Vlasic(19)	5,839,688	1.4%
Mark A. Welsh IV(20)	20,500	*
All directors and executive officers as a group (23 individuals)	53,340,938	13.1%

*
Less than 1%.

(1)
Unless otherwise indicated, each stockholder has sole voting and investment power with respect to all shares of common stock indicated as being beneficially owned by such stockholder. Shares of common stock that are not outstanding, but which a designated stockholder has the right to acquire within 60 days, are included in the number of shares beneficially owned by such stockholder and are deemed to be outstanding for purposes of determining the percentage of outstanding shares beneficially owned by such stockholder, but not for purposes of determining the percentage of outstanding shares beneficially owned by any other designated stockholder. In all instances where ownership of unvested restricted stock is reported below, the individual has the sole power to vote such shares but no investment power.

(2)
The William Herbert Hunt Trust Estate ("WHHTE") does not directly own any common stock; however, as the sole member of Petro-Hunt Holdings, LLC, WHHTE may be deemed to indirectly beneficially own the common stock held of record by Petro-Hunt Holdings, LLC. The business address for Petro-Hunt Holdings, LLC and WHHTE is 1601 Elm Street, Suite 3400, Dallas, Texas 75201.

(3)
According to, and based solely upon, Amendment No. 1 to Schedule 13D filed by Canada Pension Plan Investment Board ("CPPIB") and CPP Investment Board PMI-2 Inc. ("CPPIB PMI-2") with the SEC on January 28, 2013. CPPIB and CPPIB PMI-2 have the shared power to vote or direct the vote with respect to 41,899,441 shares of Halcón common stock, and the shared power to direct the disposition of 41,899,441 shares of Halcón common stock. CPPIB has the sole power to vote or direct the vote with respect to 7,800 shares of Halcón common stock, and the sole power to direct the disposition of 7,800 shares of Halcón common stock. The business address for each of CPPIB and CPPIB PMI-2 is One Queen Street East, Suite 2500, Toronto, ON M5C 2W5.

(4)
According to, and based solely upon, Amendment No. 2 to Schedule 13D filed by HALRES LLC with the SEC on September 28, 2012. Includes 36,666,667 shares of common stock of the Company issuable upon exercise of a warrant, of which HALRES LLC has the sole power to vote, direct the vote and to direct the disposition thereof. Additionally, David B. Miller may be deemed to share voting and dispositive power over the securities held by HALRES LLC (see footnote 16 below).

(5)
Includes 309,650 shares of unvested restricted stock. Also includes 16,833 shares held in trust for the benefit of Mr. Wilson's daughter, of which Mr. Wilson is the trustee. Thus, Mr. Wilson shares voting and dispositive powers with respect to such shares.

(6)
Includes 165,850 shares of unvested restricted stock. Does not include 466,666 shares of common stock transferred from Mr. Herod to trusts for his minor children in December 2012. Mr. Herod has no dispositive or voting power with respect to the shares held by such trusts.

(7)
Includes 148,420 shares of unvested restricted stock. 333,333 shares held by Mr. Mize are pledged.

(8)
Includes 93,660 shares of unvested restricted stock.

(9)
Includes 55,770 shares of unvested restricted stock. Also includes options to purchase 15,000 shares of Halcón common stock which are currently exercisable.

(10)
Includes 15,500 shares of unvested restricted stock. Also includes 200,000 shares held by Mansefeldt Hawk Partners. Mr. Bridwell is a partner and the president of Mansefeldt Hawk Partners, and is the manager of the general partner. Also includes 90,000 shares held by a family limited partnership, of which Mr. Bridwell and his spouse are general partners. Mr. Bridwell shares voting and investment powers with respect to the shares held by Mansefeldt Hawk Partners and his family limited partnership. The business address of Mr. Bridwell is 400 Pine, Suite 1000, Abilene, Texas 79601.

(11)
Includes 15,500 shares of unvested restricted stock.

(12)
Includes 15,500 shares of unvested restricted stock. The business address for Mr. Fuller is 19500 SH 249, Suite 640, Houston, Texas 77070.

(13)
The business address of Mr. Godwin is One Queen Street East, Suite 2500, Toronto ON M5C 2W5, Canada.

(14)
Includes 7,800 shares of unvested restricted stock. The business address of Mr. Hunt is 1601 Elm Street, Suite 3400, Dallas, Texas 75201.

(15)
Includes 15,500 shares of unvested restricted stock. Also includes 66,666 shares held by Mr. Irish's family trust of which he is a co-trustee. Mr. Irish shares voting and investment powers with respect to the shares held by his family trust. The business address of Mr. Irish is 1722 Routh Street, Suite 1500, Dallas, Texas 75201.

(16)
Includes 15,500 shares of unvested restricted stock and a warrant to purchase 36,666,667 shares of common stock exercisable within 60 days after the date hereof owned by HALRES LLC. EnCap Energy Capital Fund VIII, L.P. ("EnCap Fund VIII") owns a majority of the membership interests in HALRES LLC and has the contractual right to nominate a majority of the members of the board of managers of HALRES LLC. EnCap Fund VIII may be deemed to beneficially own all of the reported securities held by HALRES LLC. EnCap Fund VIII is controlled indirectly by David B. Miller, Gary R. Petersen, D. Martin Phillips and Robert L. Zorich. Messrs. Miller, Petersen, Phillips and Zorich are members of RNBD GP LLC ("RNBD") and any action taken by RNBD to dispose or acquire securities has to be unanimously approved by all four members. RNBD is the sole member of EnCap Investments GP, L.L.C. ("EnCap Investments GP"), which is the general partner of EnCap Investments L.P., which is the general partner of EnCap Equity Fund VIII GP, L.P. ("EnCap Fund VIII GP"), which is the general partner of EnCap Fund VIII. Messrs. Miller, Petersen, Phillips and Zorich, RNBD, EnCap Investments GP, EnCap Investments L.P. and EnCap Fund VIII GP may be deemed to share dispositive and voting power over the securities held by HALRES LLC. Also includes 3,750,000 shares held by EnCap Fund VIII and 2 shares held by HALRES, LLC of which Mr. Miller may be deemed to share dispositive and voting power. Also includes 20,500 shares held by Mr. Welsh for which Mr. Miller may be deemed to share voting power. The business address of Mr. Miller is 3811 Turtle Creek Blvd., Suite 1000, Dallas, Texas 75219.

(17)
The business address of Mr. Rioux is 175 Berkeley Street, Boston, Massachusetts 02116.

(18)
Includes 15,500 shares of unvested restricted stock. Also includes 21,666 shares held by Mr. Smiley's family trust and 23,333 shares held by Glendora Partners LLC. Mr. Smiley shares voting and investment power over the shares held by his family trust and by Glendora Partners LLC. The business address of Mr. Smiley is 2602 McKinney Ave., Suite 400, Dallas, Texas 75204.

(19)
Includes 5,770,677 shares held by VILLCo Energy, L.L.C. ("VILLCo"). Mr. Vlasic is the Executive Manager of VILLCo Management, L.L.C., which is the manager of VILLCo Services, L.L.C., which is the manager of VILLCo. Mr. Vlasic has sole voting and shared investment power with respect to the shares held by VILLCo. The business address of Mr. Vlasic is 38710 Woodward Ave., Suite 100, Bloomfield Hills, Michigan 48302.

(20)
Includes 15,500 shares of unvested restricted stock. Mr. Welsh may be deemed to share voting power with respect to the 20,500 shares. The business address of Mr. Welsh is 3811 Turtle Creek Blvd., Suite 1000, Dallas, Texas 75219.

 EXECUTIVE COMPENSATION

        The following discussion of executive compensation contains descriptions of various employment-related agreements and employee benefit plans. These descriptions are qualified in their entirety by reference to the full text of the referenced agreements and plans, which have been filed by us as exhibits to our reports on Forms 10-K, 10-Q and 8-K filed with the SEC.

  Compensation Discussion and Analysis

  Introduction

        Our compensation programs are generally designed, structured and administered under the oversight of the compensation committee of our board of directors. In February 2012, as a consequence of the HALRES Transaction, all of the members of our then current board of directors resigned and Floyd C. Wilson, Tucker S. Bridwell, James W. Christmas, Thomas R. Fuller, James L. Irish III, E. Murphy Markham IV, David B. Miller, Daniel A. Rioux, Stephen P. Smiley and Mark A. Welsh IV were appointed as directors. Following these changes, our Compensation Committee consisted of Mr. Smiley (Chairman) and Messrs. Bridwell, Markham and Rioux. Mr. Markham resigned from our board of directors, as well as our Compensation Committee, effective on December 7, 2012, shortly after Messrs. Hunt and Godwin joined our board of directors. Mr. Vlasic joined our board of directors in August 2012.

        Also in February 2012, as a consequence of the HALRES Transaction, each of our then current named executive officers, Larry E. Lee, G. Les Austin, Larry G. Rampey and Drake N. Smiley, resigned, and our new board of directors appointed Floyd C. Wilson as Chairman, Chief Executive Officer and President and Mark J. Mize as Executive Vice President, Chief Financial Officer and Treasurer. In the months that followed, we appointed several additional directors, a new President and several additional executive officers and other members of senior management. There were no changes in the compensation of our named executive officers during the thirty eight days of 2012 preceding the HALRES Transaction. The consummation of the HALRES Transaction and the resignations of Messrs. Lee, Austin, Rampey and Drake N. Smiley did result in change in control payments to them under previously approved employment agreements, in the case of Messrs. Lee and Austin, and under a previously adopted Change in Control Separation Benefit Plan, in the case of Larry G. Rampey and Drake N. Smiley. The change in control payments to these former officers have been previously reported in our proxy statement filed with the SEC on April 12, 2012, under the heading "Potential Payments Upon Termination or Change of Control." Amounts paid to Messrs. Lee and Austin during 2012 are also included in the Summary Compensation Table, below.

        As a consequence of the February 2012 changes in the composition of our board of directors, Compensation Committee and senior management, our compensation philosophies and programs changed substantially and the following discussion reflects those changes.

        For the purposes of our discussion, our named executive officers for 2012 are as follows:

Name	Title
Floyd C. Wilson	Chairman of the Board and Chief Executive Officer (our principal executive officer)
Stephen W. Herod	President
Mark J. Mize	Executive Vice President, Chief Financial Officer and Treasurer (our principal financial officer)
David S. Elkouri	Executive Vice President, General Counsel
Joseph S. Rinando, III	Vice President and Chief Accounting Officer

  Overview of Our Compensation Program

        We operate in a highly competitive environment and must recruit, motivate and retain the executive talent required to successfully manage and grow our business and to achieve our short and long-term business objectives. We use a competitive mix of fixed and at-risk compensation related to stockholder value and our overall performance to achieve our goals and to align the interests of senior management and key employees to those of our stockholders. While we generally target total compensation for our senior management at approximately the top quartile of our compensation peer group, we utilize a greater percentage, on average, of "at-risk" compensation than our compensation peer group. At-risk compensation includes annual cash incentives, the payment of which depends upon our Compensation Committee's annual assessment of management performance, and long-term equity incentives. Generally, long-term equity incentives comprise more than 50% of the value of the total compensation paid to our senior management and, of this component of compensation, approximately 50% is in the form of stock options with an exercise price equal to the closing market price of our common stock on the date of grant (as provided in our Equity-Based Incentive Grant Policy), which represents a higher percentage of stock options than typically utilized by our compensation peer group. Stock options become valuable only if our common stock price increases above the option exercise price. Additionally, each equity award that we issue generally vests over a minimum period of three years. Accordingly, these awards are subject to the risk of fluctuations in the trading price of our common stock and the risk of forfeiture if the individual does not remain employed by us through the vesting of the award. We maintain stock ownership guidelines which align the financial interest of our directors, chief executive officer and executive vice presidents with shareholders. We believe that our compensation program helps us achieve our goals and aligns the interests of senior management with those of our stockholders by combining competitive compensation with the opportunity for greater rewards for superior performance.

  Our Compensation Committee

        The Compensation Committee of the board of directors is comprised entirely of independent directors in accordance with the rules of the NYSE governing listed companies. The current members of our Compensation Committee are Stephen P. Smiley (Chairman), Tucker S. Bridwell, Daniel A. Rioux and, effective April 1, 2013, Michael A. Vlasic. From February 8, 2012 until his resignation from the board of directors on December 7, 2012, E. Murphy Markham IV also served as a member of the Compensation Committee.

        The primary duties and responsibilities of the Compensation Committee are to establish and implement our compensation policies and programs for senior management, including the named executive officers. The Compensation Committee has the authority under its charter to select and engage the services of a compensation consultant, independent legal counsel or other advisor only after considering certain factors relevant to independence from management. After conducting its independence assessment, the Compensation Committee shall have the sole authority to engage, obtain the advice of, oversee, terminate and determine funding for such independence professional advisers, including but not limited to consulting firms, independent legal counsel or other adviser, as the Compensation Committee determines appropriate to carry out its functions. A current copy of the Compensation Committee charter is available on our website at www.halconresources.com under the section entitled "Investor Relations—Corporate Governance." The Compensation Committee also reviews and assesses the adequacy of its charter, at least annually, and recommends any proposed changes to our board of directors for approval.

        The Chairman of the Compensation Committee works with our vice president responsible for human resources to establish an agenda for each meeting of the Compensation Committee and, with the assistance of outside advisors, to prepare meeting materials. Various members of management, including our chief executive officer, chief financial officer, executive vice president responsible for corporate affairs, and vice president responsible for human resources, as well as outside advisors, may be invited to attend all or a portion of a Compensation Committee meeting depending on the nature of the matters to be discussed. Only members of the Compensation Committee vote on items before the Compensation Committee; however, the Compensation Committee and board of directors often solicit the views of senior management on compensation matters, in particular as they relate to the compensation of other members of senior management.

  Objectives of Our Compensation Program

        Our success depends on the continued contributions of our senior management and other key employees. Our compensation program is intended to recruit, motivate and retain the executive talent required to successfully manage and grow our business and to achieve our short and long-term business objectives by providing compensation that is competitive in relation to our peers while fostering an atmosphere of teamwork, recognizing overall business results and individual merit, and that supports the attainment of our strategic objectives by tying the interests of senior management and key employees to those of our stockholders through the use of annual cash incentives and equity-based compensation.

  Design of Our Compensation Program

        Our compensation program for senior management, including the named executive officers, is designed to:

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  provide compensation that is competitive with our compensation peer group;

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  balance short-term and long-term goals through the use of annual cash incentives and grants of long-term equity incentives; and

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  deliver a mix of fixed and at-risk compensation that is related to our overall performance and the creation of stockholder value.

        Each element of compensation is reviewed and considered with the other elements of compensation to ensure that it is consistent with the goals and objectives of both that particular element of compensation and our overall compensation program and, that individually and collectively, our compensation practices do not encourage inappropriate, unnecessary or excessive risk taking. In determining senior management compensation, including the compensation of the named executive officers, we considered the following factors:

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  the compensation practices of our compensation peer group;

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  our size and growth relative to companies comprising our compensation peer group;

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  the degree to which senior management achieved our business objectives during 2012;

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  each individual's contributions to our accomplishments during 2012; and

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  the external challenges to our ability to attract and retain strong senior management.

        During 2012, the Compensation Committee retained an independent compensation consultant, Longnecker & Associates, Inc. ("Longnecker"), to make recommendations regarding an appropriate compensation peer group, to assist the Compensation Committee in establishing a competitive executive compensation program and to make recommendations and provide analysis regarding the compensation of senior management, including the named executive officers. In performing these functions, Longnecker generated reports that included a compilation of compensation data based upon our compensation peer group (discussed below), broad industry-specific compensation survey data for other companies that participate in energy and general industry surveys, as well as particularized data for industry participants to the extent Longnecker determined that such additional data would prove useful in our compensation process. At the direction of the Compensation Committee, Longnecker also reviewed materials prepared by certain members of senior management and advised the Compensation Committee on the matters included in the materials, including the consistency of management proposals with the Committee's compensation philosophy.

        Longnecker is engaged by, and reports directly, to the Compensation Committee and may work with the vice president responsible for human resources when preparing materials for the Compensation Committee. Representatives of Longnecker attended Compensation Committee meetings, met with the Compensation Committee without management being present and provided third-party data, analysis, advice and expertise on executive compensation and executive compensation programs. We relied upon this data, Longneckers' analyses of the data and its recommendations in establishing our compensation peer group, compensation programs and in establishing specific compensation amounts for our senior management, including the named executive officers.

        As part of its engagement, Longnecker also advised the Compensation Committee regarding the terms of the employment agreements that were negotiated with senior management during 2012, and they were also asked to review this compensation discussion and analysis and suggest improvements to it. As a result of significant acquisitions during 2012, which resulted in significant increases in the Company's assets, revenues and market capitalization, the Compensation Committee engaged Longnecker to review the continued appropriateness of our compensation peer group and to update the members of that group for 2013 compensation purposes. As part of our 2013 compensation process, Longnecker was also engaged to provide updated reports and analyses on compensation of the same type as previously discussed, but utilizing the new compensation peer group for 2013, discussed below.

        In anticipation of the future adoption of proposals then being considered by the NYSE, during our compensation processes for 2012, the Compensation Committee considered the independence of Longnecker from Company management based upon various factors, including the magnitude of any fees the consultant received from the Company for services or products provided to the Company relative to the firm's annual gross revenues; whether the individuals that advise the Compensation Committee participate directly or by collaboration with others in the firm in the provision of any services or products to the Company; whether the consultant provided any products or services to any executive officer of the Company; and whether the individuals that advise the Compensation Committee own any Company securities. After considering these various factors, the Compensation Committee determined that Longnecker was independent of Company management during the relevant periods covered by this report. No conflicts of interest or issues involving the independence of Longnecker arose during the periods covered by this report.

        In developing our compensation structure, we review the compensation and benefit practices, as well as levels of pay, of a compensation peer group of companies selected by the Compensation Committee, with the assistance of its independent compensation consultant, from oil and natural gas exploration and development companies. In preparation for the 2012 compensation review, Longnecker provided compensation data and analyses, which included, among other things, (1) the companies reviewed in their analysis of an appropriate compensation peer group recommendation; (2) compensation data of the recommended compensation peer group and (3) published survey compensation data from several independent sources, including from several industry specific surveys.

        We periodically review, evaluate and update our compensation peer group to provide ongoing comparability for compensation purposes. Adjustments to our compensation peer group are made from time to time on account of business combinations or sales of peer group companies, as well as when necessary, in the opinion of our Compensation Committee, to better reflect the companies that compete with us for management talent and share common characteristics with our business, including assets, production levels, revenues, market capitalization and enterprise value. For the compensation structure developed for 2012, the compensation peer group consisted of the following sixteen companies:

• Berry Petroleum Company	• Oasis Petroleum Inc.
• Bill Barrett Corp.	• PDC Energy Inc.
• Carrizo Oil & Gas Inc.	• Resolute Energy Corporation
• Comstock Resources, Inc.	• Rex Energy Corporation
• EXCO Resources Inc.	• Rosetta Resources, Inc.
• Forest Oil Corporation	• Quicksilver Resources Inc.
• Kodiak Oil & Gas Corp.	• Stone Energy Corp.
• Magnum Hunter Resources Corp.	• Swift Energy Co.

        Because of our significant growth, in conjunction with our consideration of 2013 compensation, we engaged Longnecker to review our compensation peer group and provide advice regarding any recommended changes. Based upon this review, Longnecker recommended changes to our peer group to better reflect our increased revenues, assets and market capitalization. In accordance with the recommendations of Longnecker, our Compensation Committee approved the following eleven companies to serve as our compensation peer group for 2013:

• Cimarex Energy Corporation	• Plains Exploration & Production Company
• Denbury Resources Inc.	• QEP Resources, Inc.
• Energen Corp.	• Rosetta Resources, Inc.
• Kodiak Oil & Gas Corp.	• SM Energy Company
• Newfield Exploration Co.	• Whiting Petroleum Corp.
• Oasis Petroleum Inc.

        We target compensation for our management at approximately the 75th percentile (top quartile) of our compensation peer group. We have established compensation at this level because we believe it is necessary for us to recruit, motivate and retain the executive talent capable of executing our rapid growth business plan and managing our business in a competitive environment, in part because we compete for executive talent with a much broader industry group than our compensation peer group, including larger, more established industry participants.

        As discussed in greater detail below, while we target total compensation at the 75th percentile of our compensation peer group, each individual's compensation takes into account, among other factors, an executive's experience, value to the Company, individual performance, corporate performance and projected growth of the Company. We vary the balance of each element of compensation in a manner that we believe more effectively aligns executive compensation with the achievement of our business objectives, for instance, by offering potentially more generous annual cash bonus opportunities than our compensation peer group and by providing a more substantial component of long-term incentives in the form of stock options.

        The factors that our Compensation Committee considered in establishing bonuses for 2012 (paid in 2013) are discussed in detail below under the heading "2012 Annual Compensation Program—Annual Cash Incentives." As discussed below, due to the current stage of development of our Company, our compensation system is focused on senior management's success in implementing our strategic objectives in light of internal and external challenges encountered during the year, rather than improvements in specific, pre-established year-over-year reserves, production or other operating metrics. Our Compensation Committee views the successful implementation of our goals as a "team" effort and has not yet established individualized performance targets or goals. However, our Compensation Committee does recognize that each member of senior management will contribute to the overall success in the achievement of our goals to varying degrees, and it takes these relative contributions into account in establishing annual cash incentives, also as discussed below. In this first year under current management, our senior management, including the named executive officers, joined us at different times throughout 2012, and those timing differences were also taken into account in establishing compensation for 2012.

  2012 Compensation Program

  Elements of Compensation

        The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives in the form of stock options and restricted stock grants as well as post-termination severance (under certain circumstances), and other benefits and perquisites, consisting of life and health insurance benefits, a qualified 401(k) savings plan, and the reimbursement of certain club dues for our chief executive officer and chief financial officer. From time to time, the Compensation Committee may utilize a different mix of compensation, depending upon the Compensation Committee's current view of the most efficacious method to provide incentives under current market conditions, taking into account the compensation practices of our compensation peer group and the advice of our independent compensation consultant.

  Base Salary

        We review base salaries for our chief executive officer and other executives annually to determine if a change is appropriate. In reviewing base salaries, we consider several factors, including a comparison to base salaries paid for comparable positions in our compensation peer group, the relationship among base salaries paid within our Company and individual experience and contributions. Our intent is to fix base salaries at levels that we believe are consistent with our compensation program design objectives, which include a greater emphasis upon the incentive elements of compensation without sacrificing our ability to recruit, motivate and retain executive talent in a competitive environment.

        In conjunction with our recapitalization, we established initial base salaries of $550,000 for Mr. Wilson and $300,000 for Mr. Mize, who at that time, were our only executive officers, with the understanding that we would revisit these base salaries and consider other elements of compensation as time permitted and circumstances warranted. The initial base salaries reflected the 75th percentile of an interim compensation peer group focused on domestic oil and natural gas companies with market capitalizations in the range of $500 million to $1 billion, while the 2012 compensation peer group (listed above) ultimately selected by the Compensation Committee focused on domestic oil and natural gas companies with market capitalizations ranging from $750 million to $2.5 billion. The Compensation Committee, with our independent compensation consultant's input and advice, concluded that the larger compensation peer group was more reflective of the competitive landscape in which the

Company operates and, therefore, was a more relevant benchmark for the Company's compensation program. After establishing the 2012 compensation peer group, on March 2, 2012, the Compensation Committee and our board of directors approved increases in base salaries for Messrs. Wilson and Mize to $600,000 and $350,000, respectively, reflecting the 75th percentile of the 2012 compensation peer group for comparable positions. The base salaries of the other members of senior management joining the Company after this date were similarly established.

        Base salaries for all of our named executive officers in 2012 were as follows:

Name	2012 Base Salary
Floyd C. Wilson	$600,000
Stephen W. Herod	$400,000
Mark J. Mize	$350,000
David S. Elkouri	$325,000
Joseph S. Rinando, III	$260,000

        For 2013, we increased the base salaries of certain of the named executive officers based upon the change in our compensation peer group for 2013. Information regarding the incremental increase for 2013 in the base salaries of the named executive officers is set forth below under the heading "—Compensation Adjustments and Long-Term Incentive Awards Subsequent to Fiscal Year End."

  Annual Cash Incentives

        Annual cash incentives for 2012 were determined following the end of the year and take into account both achievements of senior management as a whole and individual contributions relative to those results. Our strategic objectives during 2012 were generalized on increasing our domestic onshore unconventional oil-focused asset base, increasing our production and reserves and laying the foundation for future reserve and production growth while managing our financial resources to preserve substantial financial flexibility. Accordingly, it was evident at the outset that our performance during 2012 would be driven in large measure by transactions, the timing and nature of which would be unpredictable. Therefore, we elected not to establish specific performance criteria during the year, electing instead to consider key accomplishments after the fact and use discretion and 2012 compensation peer group data in determining the appropriate amount of annual cash incentive to award, if any. In considering the annual cash incentives reflected in the Summary Compensation Table below for each of the named executive officers, we considered significant transactions undertaken during the year, the contributions made by each named executive officer in connection with those transactions (to the extent applicable based upon their respective start dates with the Company) and other contributions by each of the named executive officers. For example, among other things we considered the following significant accomplishments during 2012 in establishing annual cash incentive payments:

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  equity financing transactions involving the sale of $700 million of common and preferred equity;

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  debt financing transactions involving the sale of $1.5 billion in senior unsecured notes;

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  amendments to our secured revolving credit facility that increased our borrowing base to $850 million with improved terms and lower effective interest rates;

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  the acquisition of GeoResources, Inc., by merger, for approximately $1.0 billion in cash and equity;

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  the acquisition of entities affiliated with Petro-Hunt, L.L.C. for approximately $1.5 billion in cash and equity;

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  the acquisition of reserves and production in East Texas for approximately $500 million in cash and equity; and

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  various acquisitions and leasing activities that contributed to the increases in proved reserves, production and leasehold positions disclosed in our Annual Report on Form 10-K for fiscal 2012.

        We did not assign any specific value to any of the matters taken into account in making compensation determinations. We did not establish annual cash incentive targets for senior management for 2012; in other words, we did not establish a specified percentage of base salary as a bonus target, in part because we did not establish specific performance criteria given the general nature of our strategic objectives for the year. In the future, we may establish bonus targets and performance targets for senior management for a variety of reasons, including to assist in communicating corporate objectives and expectations and to motivate senior management. However, we do not intend for our compensation program to be formulaic or inflexible. We believe it is important to retain the discretion to alter performance factors and targets as circumstances warrant and opportunities arise and, in assessing the performance of the Company or an individual, to take such factors into consideration as we may consider relevant in establishing compensation. Accordingly, compensation, including annual cash compensation, may vary greatly from year to year and from executive to executive as a consequence of corporate performance and individual contribution relative to such factors that we may consider important, which may carry varying weight over time depending on the circumstances.

        In light of the foregoing achievements, and taking into account data regarding the annual cash incentives paid to senior management by our compensation peer group, the Compensation Committee concluded that annual cash compensation had been earned by each named executive officer in the amounts set forth in the Summary Compensation Table set forth below. The table reflects awards for 2012 performance that were paid during 2013.

  Long-term Incentives

        Long-term incentives comprise a significant portion of an executive's compensation package. Long-term incentives are consistent with our objective of providing an "at-risk" component of compensation. Our business strategy embraces the consolidation trend in our industry and providing long-term incentive award opportunities for senior management and key employees both align their interests with those of our stockholders and help to offset the negative implications that such a strategy may have on our ability to recruit and retain executive talent and key employees.

        During 2012, we awarded grants of restricted stock and stock options, each of which is discussed in more detail below, to senior management, including the named executive officers. We utilize this combination because of the differing risk and reward characteristics of these awards. From time to time, we may utilize a different mix of stock options and restricted stock or utilize other forms of awards (such as stock appreciation rights), each of which is permitted under our long-term incentive stock plan, discussed in more detail below, depending upon the Compensation Committee's current view of the most efficacious method to provide incentives under current market conditions and taking into account the practices of our compensation peer group. The Compensation Committee recommends, and the board of directors approves, the total stock options and restricted stock awards that will be made to all employees, as well as the size of individual grants for each member of senior management other than the chief executive officer, whose compensation is approved by the Compensation Committee.

        All grants are made in accordance with our Equity-Based Incentive Grant Policy, which sets forth the timing of awards and the procedures for making awards and, in the case of stock options and stock appreciation rights, for determining the exercise price or grant value, respectively, of the award. The amounts granted will vary each year and are based on performance of senior management, our analysis of compensation peer group data and the total compensation package of each member of senior management. Previous awards and grants, whether vested or unvested, may be considered by the

Compensation Committee in establishing the current year's awards, but given the recent changes in our senior management, it was not a significant influence in our compensation practices for 2012.

        As part of its compensation process for 2012, our Compensation Committee also considered the extent to which a member of senior management's investment of his or her own funds in HALRES LLC should factor into equity awards issued by the Company to the members of senior management to the extent that such pre-existing investment serves as an equity-based performance incentive for senior management. Each of our named executive officers and certain of our directors invested in an entity that holds a 10% interest in HALRES LLC and, as a consequence of that investment, these individuals have the opportunity to participate in returns realized by HALRES LLC on the securities purchased by HALRES LLC in the HALRES Transaction and may have the right to participate to a greater extent in HALRES LLC as the returns realized by HALRES LLC achieve certain rate of return thresholds. After consideration, the Compensation Committee, with the input and advice of its independent compensation consultant, concluded that it was in the best interests of the Company to compensate senior management on a competitive basis consistent with the Company's compensation program objectives and to do so fairly relative to one another, irrespective of the potential returns that an individual might realize on the basis of his or her personal investments.

        The long-term incentive information related to the named executive officers during fiscal year 2012 is included in the Summary Compensation Table set forth below. Additional information on long-term incentive awards for 2012 is shown in the Grants of Plan-Based Awards in 2012 Table and the Outstanding Equity Awards at December 31, 2012 Table. Information regarding long-term equity incentives granted to the named executive officers subsequent to fiscal 2012 is set forth below under the heading "—Compensation Adjustments and Long-Term Incentive Awards Subsequent to Fiscal Year End."

  2012 Long-Term Incentive Plan

        The 2012 Long-Term Incentive Plan was established effective May 8, 2006, and was then called the "RAM Energy Resources, Inc. 2006 Long-Term Incentive Plan." Following our recapitalization in February 2012, the plan was amended and restated and renamed the "Halcón Resources Corporation 2012 Long-Term Incentive Plan" effective May 17, 2012, which amended and restated Plan was approved by the Company's stockholders at the Company's 2012 Annual Meeting of Stockholders held May 17, 2012. Effective February 27, 2013, we again amended and restated the Plan to conform certain provisions relating to a participant's exercise of certain awards under the Plan to the methods of notice and exercise offered by the Company through the online platform provided by a third party administrator of awards under the Plan. For purposes of this discussion, we referred to the 2012 Long-Term Incentive Plan, as amended and restated, as the "Plan."

        Subject to certain adjustments that may be required from time to time to prevent dilution or enlargement of the rights of participants under the Plan, currently a maximum of 11.5 million shares of common stock may be issued under the Plan, including shares already issued and shares subject to outstanding stock options previously issued under the Plan, which represents 1.7% of the Company's authorized shares of common stock as of March 28, 2013. The Plan facilitates the issuance of future long-term incentive awards as part of our overall compensation program and is administered by a committee of non-employee directors of our board of directors, currently our Compensation Committee. For the year ended December 31, 2012, substantially all of our eligible employees received awards under the Plan.

        The Plan permits granting awards in a wide variety of forms, including options to purchase our common stock, shares of restricted stock, restricted stock units (granting the recipient the right to receive common stock), shares of incentive stock (common stock issued without a restriction period), stock appreciation rights, performance units (settled in common stock or cash) and performance bonuses (settled in common stock or cash). We currently utilize as awards only restricted stock and stock options under the Plan. No more than 3,400,000 shares of common stock may underlie awards to a single recipient in any calendar year, and performance bonuses may not exceed $5 million to any recipient in any calendar year.

        As of December 31, 2012, a total of 312,900 shares of common stock had been granted as restricted stock, 4,811,833 shares were reserved for the exercise of outstanding stock options and 4,400,051 shares of our common stock remained available for issuance pursuant to the Plan, not including shares subject to outstanding awards. Following year-end, we awarded restricted stock and granted stock options under the Plan and reserved shares for new hire awards, reducing the number of shares available for award under the Plan to 252,000, and leaving us with insufficient shares under the Plan to provide for an additional 4,396,900 shares of common stock subject to stock option awards. As a consequence, unvested option awards to our executive officers and certain other participants in this amount were made subject to forfeiture in the event that Proposal 2 to increase the number of shares available under the Plan is not approved by stockholders.

        The Plan will expire on May 16, 2022. No grants will be made under the Plan after that date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the award and of the Plan. Our board of directors may, in its discretion, terminate the Plan at any time. The termination of the Plan would not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. The board of directors may at any time, and from time to time, amend the Plan in whole or in part. Any amendment that must be approved by our stockholders in order to comply with the terms of the Plan, applicable law or the rules of the principal securities exchange, association or quotation system on which our common stock is then traded or quoted will not be effective unless and until such approval has been obtained. The board of directors is not permitted, without the further approval of the stockholders, to make any alteration or amendment that would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares that may be issued pursuant to the provisions of the Plan, change the class of individuals eligible to receive awards under the Plan or extend the term of the Plan.

  Stock Options

        An important objective of our long-term incentive program is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. Stock options provide senior management and key employees with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to vest, thus providing an incentive for an option holder to remain employed by us. Stock options link the option holder's compensation to stockholders' interests by providing an incentive to increase the market price of our stock.

        Option grants to senior management are generally considered annually, at the same time as grants are considered for eligible employees, in February, after our year-end results become available. Our practice is that the exercise price for each stock option is the market value on the date of grant, which is normally the date that our Compensation Committee approves the award at a meeting of the Compensation Committee or a trading day after our release of earnings or other material nonpublic information in accordance with our Equity-Based Incentive Grant Policy. Our current policy provides for grants to be made or priced only during a trading window, as set forth in our Amended and Restated Insider Trading Policy, and within such window only at such time as there is no material non-public information regarding the Company. Under the Plan, the stock option price may not be less than the fair market value (the closing market price) of the shares on the date of grant. With respect to employees who are not executive officers, the Compensation Committee may delegate the authority to make such grants to our chief executive officer by specifying the total number of shares that may be subject to grants and other material terms of the grants. All proposed stock options to new-hire employees are required to be approved by our Compensation Committee. Alternatively, our Compensation Committee may authorize in writing, in advance of any fiscal quarter, the number of shares underlying stock options that may be granted to new-hire employees for the following fiscal quarter and provide that our chief executive officer may allocate such stock options at his discretion.

        Stock options generally vest and become exercisable one-third annually after the original grant date. In certain instances, however, stock options may vest on an accelerated basis, such as in the event an executive's employment is terminated by us without cause or by the executive with good reason, in the event that the executive terminates his employment within a certain period following a transaction that effects a change in the control of our Company, or in the event of the executive's death or disability while employed by us. Under these circumstances all stock options held by the executive may automatically vest and become exercisable in accordance with the terms outlined in the stock option award agreement or the employment agreement, if applicable. The employment agreements that we have entered into with the named executive officers provide for all stock options held by an executive to automatically vest and become exercisable in the event his employment is terminated by us without cause or by the executive with or without good reason within a two-year period following a change of control of our Company.

        There is a limited term in which an executive can exercise stock options, known as the "option term." The option term is generally ten years from the date of grant, which is the maximum term of an option permitted under the Plan. At the end of the option term, the right to purchase shares pursuant to any unexercised option expires.

        The exercise prices of the stock options granted to the named executive officers during fiscal year 2012 are shown below in the Grants of Plan-Based Awards in 2012 Table. Additional information on these grants, including the number of shares subject to each grant, also is shown in the Grants of Plan-Based Awards in 2012 Table.

  Restricted Stock Awards

        During 2012, we granted restricted stock awards to various officers (including our named executive officers) and key employees under the Plan. Restricted stock awards are shares of our common stock that are awarded with the restriction that the executive remain with us through certain "vesting" dates. Prior to the restrictions thereon lapsing, the participant may not sell, transfer, pledge, assign or take any similar action with respect to the shares of restricted stock which the participant owns. Despite the restrictions, each participant will have full voting rights and will receive any dividends or other distributions, if any, with respect to the shares of restricted stock which the participant owns. Once the restrictions lapse with respect to shares of restricted stock, the participant owning such shares will hold freely-transferable shares, subject only to any restrictions on transfer contained in our certificate of incorporation, bylaws and insider trading policies, as well as any applicable federal or state securities laws.

        The Compensation Committee generally does take prior grants into account in the design of future programs and awards. Restricted stock awards to senior management are generally considered annually, in February, after our year-end results become available, and at the same time as grants to eligible employees are considered.

        Restricted stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value. The purpose of granting restricted stock awards is to encourage ownership and retention of our senior management and result in business decisions that may drive stock price appreciation. Recognizing that our business is subject to significant fluctuations in commodity prices that may cause the market value of our common stock to fluctuate, we also intended the awards to provide an incentive for senior management to remain with us throughout commodity price and business cycles.

        Restricted stock awards generally vest one-third annually after the original award date. As a consequence, the recipients do not become unconditionally entitled to retain any of the shares of restricted stock until one year following the date of grant, subject to certain exceptions related to termination of employment. Any unvested restricted stock awards generally are forfeited if the executive terminates employment with us. In certain instances, however, restricted stock awards may vest on an accelerated basis, such as in the event of the executive's employment is terminated by us without cause or by the executive with good reason, in the event that the executive terminates his employment within a certain period following a transaction that effects a change in the control of our Company, or in the event of the executive's death or disability while employed by us. Under these circumstances all restricted stock awards held by the executive may automatically vest in accordance with the terms outlined in the restricted stock award agreement or the employment agreement, if applicable. The employment agreements that we have entered into with the named executive officers provide for all restricted stock awards held by an executive to automatically vest in the event his employment is terminated by us without cause or by the executive with or without good reason within a two-year period following a change of control of our Company.

        The restricted stock grants to the named executive officers during fiscal year 2012 are shown below in the Grants of Plan-Based Awards in 2012 Table.

  Retirement Benefits

        We do not maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to our senior management, including the named executive officers, are currently provided principally through a tax-qualified profit sharing and 401(k) plan (our "Savings Plan"), in which eligible salaried employees may participate. Pursuant to the Savings Plan, employees may elect to reduce their current annual compensation up to the lesser of 75% or the statutorily prescribed limit of $17,000 in calendar year 2012 (plus up to an additional $5,500 in the form of "catch-up" contributions for participants age 50 and above), and have the amount of any reduction contributed to the Savings Plan. Our Savings Plan is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), so that contributions by us or our employees to the Savings Plan and income earned on contributions are not taxable to employees until withdrawn from the Savings Plan and so that contributions will be deductible by us when made. We match 100% of the amount an employee contributes to the Savings Plan, subject to a 10% maximum based on the employee's compensation as defined in the Savings Plan. Members of senior management participate in the Savings Plan on the same basis as other eligible employees.

        The Savings Plan provides for various investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The independent trustee of the Savings Plan then invests the assets of the Savings Plan as directed by participants. The Savings Plan does not provide our employees the option to invest directly in our securities. The Savings Plan offers in-service withdrawals in the form of after-tax account distributions and age 59.5 distributions.

        We believe that the Savings Plan supports the objectives of our compensation structure, including the ability to recruit and retain senior and experienced mid- to late-career executive talent for critical positions within our organization.

  Outstanding Equity Awards Under the Plan

        The following tables represent outstanding equity awards under the Plan as of December 31, 2012. We do not issue awards under any other plan.

	Number of Securities to be Issued Upon Exercise of Outstanding Options (#)	Weighted- Average Exercise Price of Outstanding Options	Average Remaining Contractual Life (Years)
Stock Options	4,811,833	$7.22	9.7

Number of Securities to be Issued Upon Vesting (#)
Restricted Stock	267,900

        As of December 31, 2012 a total of 4,400,051 shares were available for future grants under the Plan.

  Employment Contracts, Termination of Employment and Change-in-Control Arrangements

        During 2012, we entered into employment agreements with each member of our senior management, including Messrs. Wilson, Herod, Mize, Elkouri and Rinando. Strong competition for management talent and uncertainty associated with our business plan and our stated willingness to embrace consolidation trends in our industry led us to conclude that it was appropriate and in our best interests to enter into employment agreements with each of such named executive officers.

  Term of Employment Agreements

        The initial term of employment of Mr. Wilson is two years from the effective date of his employment agreement, while the initial term of employment of each of our other named executive officers is until December 31, 2013. Each agreement with an executive, other than Mr. Wilson, provides for automatic one-year extensions unless either party provides written notice thirty days prior to expiration of the initial term or any extension. Our failure to renew an executive's employment agreement will be considered a termination without cause under each employment agreement.

  Compensation and Benefits

        The salary payable to each of the named executive officers during 2012 is the amount set forth under the heading "—2012 Compensation Program—Base Salary" in the table above. The salary of each named executive officer is subject to periodic review and may be increased from time to time by the Compensation Committee. The base salary for each of the named executive officers during 2013 is set forth in under the heading "—Compensation Adjustments and Long-Term Incentive Awards Subsequent to Fiscal Year End" below. Each named executive officer is eligible to receive bonuses, grants of stock options, restricted stock or other equity awards as determined in the discretion of the Compensation Committee. Each of the named executive officers is also entitled to reimbursement for reasonable business expenses and to participate in our life, health, and dental insurance programs, and all other employee benefit plans which we may, from time to time, make available. We do not provide tax gross-ups for compensation or benefits.

        Our chief executive officer is entitled under his employment agreement to receive a vehicle allowance and reimbursement for reasonable fees and membership dues for one Houston area country club. The vehicle allowance will begin in 2013. Our chief financial officer is entitled under his employment agreement to be reimbursed for reasonable fees and membership dues for one Houston area country club.

        Our use of expense reimbursement and perquisites as an element of compensation is limited. We do not view these items as a significant element of our compensation structure but do believe that they can be used in conjunction with base salary to recruit, motivate and retain executive talent in a competitive environment. The Compensation Committee periodically reviews these items provided to determine if they are appropriate and if any adjustments are warranted.

  Termination Provisions and Severance Payments

        We may terminate each named executive officer's employment upon disability, and at any time for cause or without cause. Each named executive officer may terminate his employment at any time, and such termination will be deemed to be with "good reason" if it is based on a material reduction in his base salary; a material reduction in his authority, responsibilities or duties or those of the supervisor to whom the named executive officer reports; a material reduction in the budget over which the named executive officer retains authority; a permanent relocation of the named executive officer's principal place of employment to any location outside a fifty mile radius of the location from which named executive officer provides services to the Company; or any uncured material breaches of the employment agreement by us. If the employment of any of the named executive officers is terminated by death or disability, such named executive officer (or his personal representative in the event of death) is entitled to receive his accrued unpaid base compensation, plus an optional bonus to be determined by the Compensation Committee, and all stock options and other incentive awards held by the named executive officer will become fully vested and immediately exercisable, and all restrictions on any shares of restricted stock will be removed. If the employment of any of the named executive officers is terminated by us for cause, such named executive officer (or his or her personal representative in the event of death) is entitled to receive his accrued unpaid base compensation.

        If the employment of any named executive officer is terminated by us without cause or by such named executive officer with good reason, and such termination is not within two years after a change in control, such named executive officer will be entitled to the accrued portion of unpaid salary, payment of the greater of a prorated amount of the named executive officer's target bonus for the year in which the termination occurs or a bonus for such year as may be determined by our Compensation Committee in its sole discretion, a severance payment equal to one year's base salary plus the higher of the current year target bonus or the bonus paid for the preceding year, payment of the premiums for medical and dental insurance for him and his dependents for up to one year following termination, and the full vesting of all his unvested options and all restrictions removed from his shares of restricted stock.

        If such named executive officer is terminated by us without cause or such named executive officer terminates his employment with the Company with or without good reason, and such termination is within two years after a change in control, such named executive officer will be entitled to receive the accrued portion of unpaid salary, payment of the greater of a prorated amount of the named executive officer's target bonus for the year in which the termination occurs or a bonus for such year as may be determined by our Compensation Committee in its sole discretion, a severance payment equal to a multiple (which varies by individual) of his base salary plus the higher of the current year target bonus or the bonus paid for the year prior to termination or the year in which the change of control occurred, payment of the premiums for medical and dental insurance for him and his dependents for up to eighteen months following termination, and the full vesting of all his unvested options and all restrictions removed from his shares of restricted stock. The multiplier for Mr. Wilson is 3.0; for Messrs. Herod, Mize and Elkouri it is 2.5, and for Mr. Rinando it is 2.0. In addition, if a bonus for the named executive officer for the year immediately preceding the termination has been determined but not paid as of the date of termination, the named executive officer will be paid the bonus so determined; and if such a bonus has not been determined, then the named executive officer will be paid a bonus equal to the greater of such named executive officer's target bonus for such year, or for the year in which the termination occurs or the change of control occurs, or the bonus paid to executive for the year immediately preceding the year in which the change of control occurs. If the employment of such named executive officer is terminated by such named executive officer without good reason and not within two years after a change in control, such named executive officer is entitled to receive his accrued unpaid base compensation.

        The employment agreements with the named executive officers generally define a change of control to mean any of the following events:

  •
  any person or group becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of our outstanding voting stock;

  •
  our merger with or consolidation into another entity and, immediately after giving effect to the merger or consolidation, one or both of the following occurs: (a) less than 50% of the total voting power of the outstanding voting stock of the surviving or resulting entity is then "beneficially owned" in the aggregate by our stockholders immediately prior to such merger or consolidation, or (b) the individuals who were members of our board of directors immediately prior to the execution of the agreement providing for the merger or consolidation do not constitute at least a majority of the members of the board of directors of the surviving or resulting entity;

  •
  we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to a third party in one transaction or a series of related transactions;

  •
  individuals who constitute our board of directors cease for any reason to constitute at least a majority of our board of directors unless such persons were elected, appointed or nominated by a vote of at least a majority of our incumbent directors; or

  •
  the complete liquidation or dissolution of our Company.

        In our view, having the change of control and severance protections helps to maintain the named executive officer's objectivity in decision-making and provides another vehicle to align the interests of our named executive officers with the interests of our stockholders.

        The following table sets forth the estimated amounts that would be payable to each of the named executive officers upon a termination under the scenarios outlined above, excluding termination for cause or on account of death or disability, assuming that such termination occurred on December 31, 2012 and using the closing price of our common stock at December 31, 2012 for purposes of the calculations as required by the SEC. The dollar amounts set forth under the column heading "Early Vesting of Restricted Stock/Options" correspond to the amounts that would be paid, in addition to accrued and unpaid salary through the date of death or disability, in the event of the death or disability at year-end of each of the executives. There can be no assurance that these scenarios would produce the same or similar results as those disclosed if a termination occurs in the future.

	Severance Payment(1)	Early Vesting of Restricted Stock/Options(2)	Other(3)	Total
Without Cause/For Good Reason
Floyd C. Wilson	$1,800,000	$637,200	$24,417	$2,461,617
Stephen W. Herod	$1,200,000	$522,000	$24,417	$1,746,417
Mark J. Mize	$1,050,000	$486,000	$24,417	$1,560,417
David S. Elkouri	$812,500	$486,000	$16,553	$1,315,053
Joseph S. Rinando, III	$715,000	$223,200	$24,417	$962,617
Following Change of Control
Floyd C. Wilson	$5,400,000	$637,200	$36,626	$6,073,826
Stephen W. Herod	$3,000,000	$522,000	$36,626	$3,558,626
Mark J. Mize	$2,625,000	$486,000	$36,626	$3,147,626
David S. Elkouri	$2,031,250	$486,000	$24,830	$2,542,080
Joseph S. Rinando, III	$1,430,000	$223,200	$36,626	$1,689,826

(1)
Represents total annual compensation (2012 salary plus 2012 bonus) multiplied, in the event of a change of control, by the applicable multiplier contained in each officer's employment agreement.

(2)
As reflected above, the value of unvested restricted stock and stock options that would vest under each of these termination scenarios is based on our common stock price at December 31, 2012.

(3)
Represents an estimate of health insurance benefits to be provided to the named executive officer and each eligible dependent under each of the scenarios based on actual amounts paid out in 2012.

  Board Representation

        Mr. Wilson's employment agreement provides that he will be nominated as a member of our board of directors, and that we will use our best efforts to cause him to be elected, appointed, or re-elected or re-appointed, as a director.

  Indemnity Agreements

        We have entered into an indemnity agreement with each of our independent, non-management directors and Messrs. Wilson and Mize. These agreements provide for us to, among other things, indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such person under any directors' and officers' liability insurance policy we choose, in our discretion, to maintain. These indemnity agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and are in addition to any other rights such person may have under our certificate of incorporation, bylaws and applicable law. We believe these indemnity agreements enhance our ability to recruit and retain knowledgeable and experienced executives and independent, non-management directors.

  Tax Deductibility

        Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to our chief executive officer and our three next most highly compensated executive officers (other than our principal financial officer) unless the compensation is performance-based as determined by applying certain specific and detailed criteria. We believe that it is often desirable and in our best interests to deduct compensation payable to our executive officers. However, we also believe that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code. In this regard, we consider the anticipated tax treatment to our Company and our executive officers in the review and establishment of compensation programs and payments; however, we may pay compensation to our executives that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans.

        Although equity awards may be deductible for tax purposes by us, the accounting rules pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options (the successor to FASB Statement No. 123 (revised 2004) ("ASC Topic 718")) require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

  Summary Compensation Table

        The table below sets forth information regarding compensation for our named executive officers for 2012 only, as none of the executives employed by us at year-end 2012 were employed by us in prior years:

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option/ SAR Awards(3)	All Other Compensation(4)	Total
Floyd C. Wilson	2012	$450,000	$1,200,000	$354,550	$1,237,100	$24,651	$3,266,301
Chairman of the Board and Chief Executive Officer
Stephen W. Herod	2012	$250,000	$800,000	$253,250	$1,053,938	$560	$2,357,748
President
Mark J. Mize	2012	$262,500	$700,000	$253,250	$989,680	$24,497	$2,229,927
Executive Vice President, Chief Financial Officer and Treasurer
David S. Elkouri	2012	$192,084	$487,500	$253,250	$870,775	$560	$1,804,169
Executive Vice President, General Counsel
Joseph S. Rinando, III	2012	$204,340	$455,000	$101,300	$718,058	$17,485	$1,496,183
Vice President, Chief Accounting Officer
Larry E. Lee(5)	2012	$60,641	$0	$0	$0	$1,189,613	$1,250,254
Former President and Chief	2011	$550,000	$99,000	$173,000	$247,693	$168,294	$1,237,987
Executive Officer	2010	$537,500	$99,000	$354,000	$0	$109,362	$1,099,862
G. Les Austin(6)	2012	$37,244	$0	$0	$0	$763,792	$801,036
Former Senior Vice President,	2011	$308,180	$37,050	$173,000	$123,846	$94,241	$736,317
Chief Operating Officer and	2010	$276,250	$37,050	$304,000	$0	$40,982	$658,282
Chief Financial Officer

(1)
Represents actual base salary paid in the year.

(2)
Comprised of annual cash incentive bonus paid subsequent to year end for prior year performance.

(3)
Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in "Note 12—Preferred Stock and Stockholders' Equity" to the audited consolidated financial statements included in the Company's Form 10-K for the year ended December 31, 2012. See the "Grants of Plan-Based Awards in 2012 Table" for information on awards made in 2012. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

(4)
For 2012, the amounts reported for "All Other Compensation" consist of amounts provided to the named executive officers as outlined in the table below, with respect to (a) the matching contribution that we make on account of employee contributions under our 401(k) Savings Plan, (b) country club memberships paid by the Company for Messrs. Wilson, Mize and Lee, (c) auto allowances paid to Messrs. Lee and Austin, (d) change-in-control payments paid to Messrs. Lee and Austin, (e) premiums paid by the Company for executive long-term disability insurance, (f) premiums paid by the Company for executive life insurance on behalf of Messrs. Lee and Austin, and (g) unused vacation paid to Mr. Austin upon termination of employment.

	All Other Compensation ($)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
Named Executive Officer
Floyd C. Wilson	22,500	1,591	0	0	560	0	0
Stephen W. Herod	0	0	0	0	560	0	0
Mark J. Mize	17,000	6,937	0	0	560	0	0
David S. Elkouri	0	0	0	0	560	0	0
Joseph S. Rinando, III	17,000	0	0	0	485	0	0
Larry E. Lee	2,750	4,149	2,483	1,150,000	7,095	23,136	0
G. Les Austin	2,235	0	2,414	700,000	6,294	1,961	50,888
(5)
Resigned as President and Chief Executive Officer on February 8, 2012.

(6)
Resigned as Senior Vice President, Chief Operating Officer and Chief Financial Officer on February 8, 2012.

  Grants of Plan-Based Awards in 2012

        The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2012.

							Grant Date Fair Value of Stock and Option Awards ($)(4)
		Estimated Future Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option Awards ($/Sh)(3)
Name	Grant Date	Threshold (#)(1)	Target (#)	Maximum (#)(1)	Type of Award (#)(2)
Floyd C. Wilson	06/07/2012	—	125,000	—	Options	$10.13	$594,525
	11/08/2012	—	250,000	—		$5.48	$642,575
	06/07/2012	—	35,000	—	Restricted Stock		$354,550
Stephen W. Herod	06/07/2012	—	100,000	—	Options	$10.13	$475,620
	11/08/2012	—	225,000	—		$5.48	$578,318
	06/07/2012	—	25,000	—	Restricted Stock		$253,250
Mark J. Mize	06/07/2012	—	100,000	—	Options	$10.13	$475,620
	11/08/2012	—	200,000	—		$5.48	$514,060
	06/07/2012	—	25,000	—	Restricted Stock		$253,250
David S. Elkouri	06/07/2012	—	75,000	—	Options	$10.13	$356,715
	11/08/2012	—	200,000	—		$5.48	$514,060
	06/07/2012	—	25,000	—	Restricted Stock		$253,250
Joseph S. Rinando, III	03/19/2012	—	45,000	—	Options	$10.48	$223,218
	06/07/2012	—	50,000	—		$10.13	$237,810
	11/08/2012	—	100,000	—		$5.48	$257,030
	06/07/2012	—	10,000	—	Restricted Stock		$101,300

(1)
Awards granted under the Plan provide only for a single estimated payout. Under the Plan there are no minimum amounts payable for a certain level of performance and there are no maximum payouts possible above the target. Thus, there are no thresholds or maximums (or equivalent items) applicable to these awards.

(2)
Represents shares of restricted stock or stock options issued under the Plan. The shares of restricted stock and stock options vest in three equal installments on each anniversary of the date of grant, beginning on the first anniversary of the date of grant, in each case, provided that the recipient has been continuously employed at such date.

(3)
The exercise price of each award is equal to the closing market price of our common stock on the date of grant.

(4)
Represents the full grant date fair value determined in accordance with ASC Topic 718. Please see the discussion of the assumptions made in the valuation of these awards in "Note 12—Preferred Stock and Stockholders' Equity" to the audited consolidated financial statements included in the annual report on Form 10-K for the year ended December 31, 2012. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

Outstanding Equity Awards at December 31, 2012

        The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1)(2) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Floyd C. Wilson		125,000	—	$10.13	06/07/2022	35,000	$242,200	—	$—
		250,000		$5.48	11/08/2022
Stephen W. Herod		100,000	—	$10.13	06/07/2022	25,000	$173,000	—	$—
		225,000		$5.48	11/08/2022
Mark J. Mize		100,000	—	$10.13	06/07/2022	25,000	$173,000	—	$—
		200,000		$5.48	11/08/2022
David S. Elkouri		75,000	—	$10.13	06/07/2022	25,000	$173,000	—	$—
		200,000		$5.48	11/08/2022
Joseph S. Rinando, III		45,000	—	$10.48	03/18/2022
		50,000		$10.13	06/07/2022	10,000	$69,200	—	$—
		100,000		$5.48	11/08/2022

(1)
Represents unvested stock options.

(2)
Awards held by executives vest in three equal installments on each anniversary of the date of grant, beginning on the first anniversary of the date of grant, provided that the recipient has been continuously employed at such date.

(3)
Calculated based upon the closing market price of our common stock as of December 31, 2012, the last trading day of our 2012 fiscal year ($6.92) multiplied by the number of unvested awards at year end.

Compensation Adjustments and Long-Term Incentive Awards Subsequent to Fiscal Year End

        Subsequent to December 31, 2012, as part of the analysis of executive compensation that is undertaken annually by our Compensation Committee, we approved increases in the base salaries of certain of our named executive officers and granted awards to each named executive officer of long-term equity incentives under the Plan. These incentives were in the form of grants of restricted stock and non-qualified stock options. The restricted stock grants and non-qualified stock options vest in three equal annual increments beginning on the first anniversary of the grant date. The incremental increase in salary, if applicable, and the number of shares covered by the equity awards for each named executive officer are set forth in the table below. The exercise price per share for each stock option reflected in the following table is $7.10, which was the closing market price of our common stock on the date of grant, February 28, 2013. Each option award is subject to forfeiture in the event that our stockholders do not approve Proposal 2 to increase the number of shares of common stock available under the Plan.

Name	Salary Increase	2013 Base Salary	Number of Shares Underlying Stock Options (#)	Restricted Stock Award (#)
Floyd C. Wilson	$150,000	$750,000	667,400	274,650
Stephen W. Herod	$50,000	$450,000	342,200	140,850
Mark J. Mize	$50,000	$400,000	299,500	123,240
David S. Elkouri	$50,000	$375,000	166,800	68,660
Joseph S. Rinando, III	—	$260,000	111,200	45,770

Option Exercises and Stock Vested

        The following table summarizes option exercises and the vesting of restricted stock for our named executive officers in 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)
Floyd C. Wilson	—	—	—	—
Stephen W. Herod	—	—	—	—
Mark J. Mize	—	—	—	—
David S. Elkouri	—	—	—	—
Joseph S. Rinando, III	—	—	—	—
Larry E. Lee	66,667	$338,500	100,000	$1,112,230
George L. Austin	33,334	$169,250	95,387	$1,018,008

(1)
The value realized upon the exercise of the option award is determined by multiplying the number of shares acquired on exercise by the difference between the market price of the stock at exercise and the exercise price of the option.

(2)
The value realized equals the fair market value of our common stock on the date of vesting, multiplied by the number of shares vested.

  Equity Compensation Plan Information

        The following table sets forth certain information as of December 31, 2012 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance. The numbers of shares of stock issuable upon exercise of options and the per share option exercise prices, and the number of securities remaining available for future issuance under equity compensation plans used in the following table reflect an adjustment for the one-for-three reverse stock split effective February 10, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(a) (#)		Weighted- Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (#)
Equity compensation plans approved by security holders(1)	5,079,733	(1)	$7.22	4,400,051
Equity compensation plans not approved by security holders	—		—	—

Total	5,079,733	(1)	$7.22	4,400,051

(1)
Includes 267,900 shares of unvested restricted stock.

Stock Ownership Policy

        Our board of directors has adopted a Stock Ownership Guidelines Policy (the "Policy") applicable to our board of directors, chief executive officer, president and each executive vice president to ensure that they maintain a meaningful economic stake in the Company. The Policy is designed to maintain stock ownership of our directors and the specified officers at a significant level so as to further align their interests with the interests of our stockholders in value creation. Subject to the exceptions noted below, our directors are required to hold a number of shares of our common stock valued at three times (3x) the annual cash retainer paid to them by the Company, our chief executive officer is required to hold a number of shares of our common stock valued at six times (6x) the base salary paid to him by the Company and the other specified officers are required to hold a number of shares of our common stock valued at three times (3x) the base salaries paid to them by the Company. Shares are valued at the average closing prices for our common stock for the previous year. Unexercised stock options and unvested restricted stock are not counted towards meeting these requirements.

        Under the Policy, our directors and officers have three years to comply with the ownership requirement starting from the date the person first became a member of the board of directors or officer, subject to the Policy, as applicable. Until the applicable stock ownership level is attained, persons subject to the Policy are required to retain 50% of shares of common stock received as a result of the exercise of stock options or vesting of shares of restricted stock, in each case net of shares sold to pay applicable withholding taxes and, in the case of an option, the exercise price. Directors that are employed by entities that prohibit them from owning shares of Company stock individually are exempt from compliance with the Policy. Other deviations or waivers from the Policy must be approved by the board of directors upon a recommendation from our Nominating and Corporate Governance Committee.

 DIRECTOR COMPENSATION

  2012 Director Compensation

        The table below sets forth certain information concerning the compensation earned in 2012 by our non-employee directors for service on our board of directors during 2012. Unless otherwise noted, all the individuals below joined our board of directors on February 8, 2012.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)(3)	Option Awards	All Other Compensation	Total(4)
Tucker S. Bridwell	$56,060	$160,700	$—	$—	$216,760
James W. Christmas	$62,242	$160,700	$—	$—	$222,942
Thomas R. Fuller	$61,220	$160,700	$—	$—	$221,920
Kevin E. Godwin(5)	$3,562	$50,622	$—	$—	$54,184
David S. Hunt(5)	$3,562	$50,622	$—	$—	$54,184
James L. Irish III	$73,642	$160,700	$—	$—	$234,342
E. Murphy Markham(6)	$48,397	$50,650	$—	$—	$99,047
David B. Miller	$44,740	$160,700	$—	$—	$205,440
Daniel A. Rioux	$56,060	$160,700	$—	$—	$216,760
Stephen P. Smiley	$64,242	$160,700	$—	$—	$224,942
Michael A. Vlasic(7)	$20,833	$50,516	$—	$—	$71,349
Mark A. Welsh IV	$55,060	$160,700	$—	$—	$215,760
Sean P. Lane(8)	$6,667	$—	$—	$—	$6,667
Gerald R. Marshall(8)	$6,667	$—	$—	$—	$6,667
John M. Reardon(8)	$6,667	$—	$—	$—	$6,667

(1)
Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in "Note 12—Preferred Stock and Stockholders' Equity" to the audited consolidated financial statements included in the annual report accompanying this proxy statement. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by our directors.

(2)
Amounts include a one-time catch up award of restricted stock for the eight non-employee directors having served since February 2012, which was awarded on February 28, 2013.

(3)
Prior to each calendar quarter, in lieu of cash fees for the quarter, directors may elect to receive shares of common stock having a value equal to the amount of such fees, calculated on the basis of the closing price of shares of our common stock on the NYSE on the last day of such quarter.

(4)
Represents the numerical sum of the dollar amounts reflected in each other column for each director.

(5)
Messrs. Godwin and Hunt joined our board of directors on December 6, 2012.

(6)
Mr. Markham resigned from our board of directors on December 7, 2012.

(7)
Mr. Vlasic joined our board of directors on August 2, 2012.

(8)
Messrs. Lane, Marshall and Reardon resigned from our board of directors on February 8, 2012 in connection with the HALRES Transaction.

        The aggregate number of restricted stock awards subject to vesting, excluding shares received in lieu of fees, made to each of our directors for service as a director during 2012 was as follows:

Name	Stock Awards(1)
Tucker S. Bridwell	20,500
James W. Christmas	20,500
Thomas R. Fuller	20,500
Kevin E. Godwin	7,800
David S. Hunt	7,800
James L. Irish III	20,500
E. Murphy Markham	5,000
David B. Miller	20,500
Daniel A. Rioux	20,500
Stephen P. Smiley	20,500
Michael A. Vlasic	7,300
Mark A. Welsh IV	20,500
Sean P. Lane	—
Gerald R. Marshall	—
John M. Reardon	—

(1)
Includes the one-time catch up award of restricted stock for the eight non-employee directors having served since February 2012 which was awarded on February 28, 2013.

Discussion of Director Compensation Table

        Employee directors receive no additional compensation for service on our board of directors or any committee of the board of directors. All directors receive actual expense reimbursements associated with attending board and committee meetings. For 2012, our non-employee directors each received $50,000 in cash per year (payable on a quarterly basis in the amount of $12,500). Our director compensation program consists of two principal elements: (1) annual retainer and committee fees and (2) equity consisting of restricted stock awards. Our Compensation Committee reviews our director compensation program at least annually, and more frequently if circumstances warrant it, using the advice and information provided by our independent compensation consultant. Our lead independent director received an additional $10,000 per year (payable on a quarterly basis in the amount of $2,500). Additional annual compensation for each committee chairperson and committee member for all of the committees of our board of directors is set forth below:

Board Committee	Committee Chairperson Additional Compensation	Committee Member (excluding Chairperson) Additional Compensation
Audit	$20,000	$7,500
Compensation	$10,000	$5,000
Nominating and Corporate Governance	$10,000	$5,000
Reserves	$10,000	$5,000

        Fees are paid in four equal quarterly installments and board members may elect to take all or a portion of the cash compensation we pay to them in shares of our common stock, with the number of shares determined by dividing such fees by the trading price per share of our common stock on the last day of each calendar quarter. Any such election must be made prior to the beginning of the quarter for which the compensation is to be paid and is irrevocable for that quarter.

First Amended and Restated 2012 Long-Term Incentive Plan

        Non-employee directors are eligible to participate in the Plan discussed above under the heading "Long-term Incentives—2012 Long-Term Incentive Plan." At the time an individual initially becomes a non-employee director, we grant such director the number shares of our restricted common stock the value of which equals $50,000. In addition, effective on the date of the Company's annual meeting of stockholders, we grant to each director the number shares of our restricted common stock the value of which equals $160,000, although for 2012 that amount was $110,000 and was deferred until February 2013. For the purposes of determining the value of the shares of restricted stock to be issued, the closing price of the Company's common stock as reported on the date of grant is used, and in calculating the number of shares of restricted stock to be issued, the number of shares is rounded up to the nearest 100 shares. Grants of restricted stock to non-employee directors vest on the six month anniversary of the date of grant (subject to acceleration in the event of a change of control) provided that the director serves continuously on our board of directors through the vesting date. At December 31, 2012, 45,000 non-employee director grants had been fully vested and 22,900 shares were not yet vested.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Messrs. Bridwell, Rioux and Smiley served on the Compensation Committee of our board of directors from February 8, 2012 through the end of 2012. Mr. Markham served on the Compensation Committee from February 8, 2012 until his resignation from our board of directors on December 7, 2012. Messrs. John M. Reardon (Chairman), Gerald R. Marshall and Sean P. Lane served on the Compensation Committee from January 1, 2012 through February 7, 2012, when they resigned in connection with the recapitalization of the Company. No member of the Compensation Committee during 2012 served as one of our officers or employees or of any of our subsidiaries during that year. In addition, during 2012, none of our executive officers served as a director or as a member of the compensation committee of a company which employs any of our directors.

COMPENSATION COMMITTEE REPORT

        We have reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management as required by Item 402(b) of Regulation S-K. Based on our review and discussion with management, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMMITTEE:
Stephen P. Smiley (Chairman) Tucker S. Bridwell Daniel A. Rioux

        (The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed to be filed or incorporated by reference into any other filing of Halcón under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Halcón specifically incorporates the Report by reference therein.)

ACCOUNTANTS AND AUDIT COMMITTEE

Audit Committee Report

Dear Stockholder:

        The Audit Committee has reviewed and discussed with management of Halcón and Deloitte & Touche LLP ("Deloitte"), the firm serving as the independent registered public accountant of Halcón, the audited financial statements of Halcón as of, and for the fiscal year ended, December 31, 2012 (the "Audited Financial Statements"). In addition, we have discussed with Deloitte the matters required to be discussed by the statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        The Audit Committee also has received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Committee has discussed with that firm its independence from Halcón. Upon such review, the Audit Committee has concluded that the independent registered public accountant is independent from Halcón and its management. We have also discussed with management of Halcón and Deloitte such other matters and received such assurances from them as we deemed appropriate.

        Management is responsible for Halcón's internal controls and the financial reporting process. Deloitte is responsible for performing an independent audit of Halcón's financial statements and of its internal control over financial reporting in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        Based on the foregoing monitoring and oversight process, discussions with management and a review of the report of Deloitte with respect to the Audited Financial Statements, and relying thereon, the Committee has recommended to the board the inclusion of the Audited Financial Statements in Halcón's Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

        The Audit Committee has considered the requirements of the Sarbanes-Oxley Act of 2002 with respect to the responsibilities of audit committees of public companies. The Audit Committee and the board of Halcón are committed to compliance with all provisions of that statute and related regulations. Actions will be taken by the Audit Committee and the board as statutory and regulatory provisions become effective for Halcón and for audit committees and independent registered public accountants generally.

MEMBERS OF THE COMMITTEE:
James L. Irish III (Chairman)
James W. Christmas
Stephen P. Smiley

        (The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Halcón under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Halcón specifically incorporates the Report by reference therein.)

Independent Registered Public Accounting Firm

        Deloitte is the independent registered public accounting firm selected by our Audit Committee as the independent registered public accountant for the fiscal year ended December 31, 2012. UHY LLP ("UHY") was the independent registered public accounting firm for the fiscal year ended December 31, 2011 and the interim period through April 3, 2012. On April 3, 2012, we dismissed UHY and engaged Deloitte to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2012.

        The decision to dismiss UHY was approved by our Audit Committee. UHY's reports on the Company's consolidated financial statements for each of the years ended December 31, 2011 and December 31, 2010 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the years ended December 31, 2011 and December 31, 2010 and for the subsequent interim period through April 3, 2012, there were no disagreements between the Company and UHY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to UHY's satisfaction, would have caused UHY to make a reference to the subject matter of the disagreement in connection with its report for such years and subsequent interim periods; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K for such years and for the subsequent interim period through the date of this report.

        A copy of UHY's letter, dated April 4, 2012, stating its agreement with the above statements, is attached as Exhibit 16.1 on our Form 8-K filed with the SEC on April 4, 2012.

        During the years ended December 31, 2012 and December 31, 2011, neither the Company nor anyone acting on its behalf consulted Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as defined in Items 304(a)(1)(iv) and (v) of Regulation S-K.

Attendance at the Annual Meeting by Deloitte Representative

        A representative of Deloitte is expected to be present at the annual meeting of the stockholders. Deloitte will have the opportunity to make a statement if it desires to do so, and the Deloitte representative is expected to be available to respond to appropriate questions.

Fees

        The following table presents fees billed for professional audit services rendered by Deloitte, our principal accounting firm for the year ended December 31, 2012, and UHY, our principal accounting firm for the audit of our annual financial statements for the year ended December 31, 2011. The table also presents fees for other services rendered by Deloitte and UHY during those periods. Except as set forth below, we paid all such fees. Unless otherwise indicated, all fees paid in 2012 were to Deloitte and all fees paid in 2011 were to UHY.

	2012	2011
Audit Fees	$2,388,350	$553,848
Audit-Related Fees	—	10,202
Tax Fees	—	—
All Other Fees	454,985	—

Total	$2,843,335	$564,050

        As used above, the following terms have the meanings set forth below:

        Audit Fees.    The fees for professional services rendered by Deloitte for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q and for services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements and private placements, including but not limited to registration statements on Forms S-3, S-4 and S-8, for the years ended December 31, 2012 and December 31, 2011.

        Audit-Related Fees.    The fees for assurance and related services by Deloitte that are reasonably related to the performance of the audit or review of our financial statements and are not otherwise reported under "Audit Fees."

        Tax Fees.    The fees for professional services rendered by Deloitte for tax compliance, tax advice, and tax planning.

        All Other Fees.    The fees for products and services provided by Deloitte, other than for the services reported under the headings "Audit Fees," "Audit-Related Fees" and "Tax Fees," for the period in question. We engaged Deloitte for the following professional services that would be considered other services for the year ended December 31, 2012: services related to due diligence for our acquisitions.

Audit Committee Pre-Approval Policy

        All audit fees, audit-related fees and tax fees as described above for the years ended December 31, 2012 and December 31, 2011 were pre-approved by our Audit Committee, which concluded that the provision of such services by Deloitte or UHY was compatible with the maintenance of their respective independence in the conduct of their auditing functions. Our Audit Committee's pre-approval policy provides that pre-approval of all such services must be approved separately by the Audit Committee. The Audit Committee has not delegated any such pre-approval authority to anyone outside the Audit Committee. Each member of the Audit Committee has the authority to pre-approve non-audit services up to $200,000 to be performed by our independent registered public accountant.

PROPOSALS FOR CONSIDERATION AT THE ANNUAL MEETING OF STOCKHOLDERS

PROPOSAL 1—ELECTION OF DIRECTORS

        Our bylaws specify that we shall not have less than one nor more than fifteen directors, and each director holds office until the annual stockholders' meeting at which such director's class is up for re-election and until the director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal. As of the date of this proxy statement, our board of directors consists of twelve directors, eleven of whom have been determined to be independent directors as set forth in the corporate governance rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual. Our certificate of incorporation provides that our board of directors is classified into three classes: Class A, Class B and Class C, each class being elected for a three-year term of office. As discussed more fully under "Our Board of Directors and Its Committees" in this proxy statement above, four of our current directors—Messrs. Irish, Rioux, Smiley and Wilson—have been nominated for re-election at the 2013 annual meeting of our stockholders.

        If any nominee should for any reason become unable to serve prior to the date of the annual meeting, the shares represented by all valid proxies will be voted for the election of such other person as the board may designate as a replacement following recommendation by the Nominating and Corporate Governance Committee, or the board may reduce the number of directors to eliminate the vacancy.

        Additional information regarding Messrs. Irish, Rioux, Smiley and Wilson, and all of our other directors, can be found under the "Our Board of Directors and Its Committees" section, the "Security Ownership of Directors and Executive Officers" section, and the "Director Compensation" section of this proxy statement.

Votes Required

        Directors are elected by a plurality vote of the shares present in person or represented by proxy at the annual meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) have no impact in the election of directors, except to the extent the failure to vote for an individual results in another candidate receiving a larger number of votes. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for Messrs. Irish, Rioux, Smiley and Wilson. However, if you hold your shares in street name and do not instruct your broker how to vote in the election of directors, your shares will constitute a broker non-vote and will not be voted for any of the nominees. See the section of this proxy statement entitled "General Information—Voting and Revocation of Proxies."

        The board of directors unanimously proposes and recommends that you vote "FOR" each of the nominees for the re-election to the board of directors.

 PROPOSAL 2—APPROVAL OF AMENDMENT TO OUR FIRST AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN

        At the annual meeting, stockholders will be asked to approve an amendment to the Halcón Resources Corporation 2012 Long-Term Incentive Plan, which we refer to as the Plan, to increase the number of shares of our common stock authorized to be issued under the Plan by 30,000,000 shares. The Plan was originally approved by our stockholders on May 8, 2006 and was amended and restated effective May 17, 2012 following stockholder approval at our 2012 annual meeting. Effective February 27, 2013, we again amended and restated the Plan to conform certain provisions relating to a participant's exercise of certain awards under the Plan to the methods of notice and exercise offered by the Company through the online platform provided by a third party administrator of awards under the Plan. The amendment to increase the number of shares of our common stock authorized to be issued under the Plan by 30,000,000 shares was approved by our board of directors on February 27, 2013, subject to stockholder approval.

Description and Text of the Proposed Amendment

        Our board of directors has determined that, to give our Company the ability to attract and retain the executive and key employee talent necessary for our continued growth and success, the number of shares of our common stock available for issuance under the Plan should be increased by 30,000,000 shares and is proposing an amendment to effect such an increase. In evaluating the amount of the increase in the shares available under the Plan, the Compensation Committee and the Board considered the headcount of the Company, which increased significantly during 2012; that during 2012 awards covering a total of 5,160,233 shares were made such that 4,400,051 shares remained under the Plan at December 31, 2012; and that the shares remaining under the Plan were insufficient to provide for all of the annual equity awards made during the first quarter of 2013, resulting in 4,396,900 shares underlying unvested stock options awarded to our executive officers and certain other participants that are subject to forfeiture in the event that our stockholders do not approve the proposed amendment to the Plan. See "Compensation Adjustments and Long-Term Incentive Awards Subsequent to Fiscal Year End" for more information. In conjunction with its evaluation, the Company engaged ISS Corporate Services to calculate the maximum amount by which the shares covered by the Plan could be increased consistent with guidelines set forth by Institutional Shareholder Services, a proxy advisory firm. In approving and recommending the increase in the Plan, the Compensation Committee and the Board concluded it was advisable in and in the best interests of the Company that the increase in the Plan be near the upper end of the permissible limit under ISS guidelines so as to remain in compliance with those guidelines while providing the Company with maximum flexibility to use equity awards to continue to support the Company's growth strategy and its ability to attract and retain talented executives and employees. Because the amount and timing of specific equity awards in the future is dependent on the Company's headcount, management performance, competitive compensation practices and a variety of other factors, some of which are beyond our control, it is not possible to determine when or if the currently proposed increase in shares under the Plan will be exhausted or the amount of subsequent dilution that may ultimately result from such awards.

        To effect the increase in the aggregate number of shares of our common stock that may be issued under the Plan, it is proposed that the first sentence of Section 1.3 of the Plan be deleted in its entirety and replaced with the following:

        "Subject to the limitations set forth herein, Awards may be made under this Plan for a total of 41,500,000 shares of the Company's common stock, par value $.0001 per share (the "Common Stock")."

        It is also proposed that Section 4.1 of the Plan be deleted in its entirety and replaced with the following:

        "(a) Subject to Article XII, (i) the aggregate number of shares of Common Stock made subject to the grant of Options and/or SARs to any Eligible Employee in any calendar year may not exceed 3,400,000 and (ii) the maximum aggregate number of shares that may be issued under the Plan through Incentive Stock Options is 41,500,000."

Summary of Principal Terms of the Plan

        The following is a summary description of the material features of the Plan, as proposed to be amended. The statements made in this proxy statement regarding the amendment to Plan should be read in conjunction with and are qualified in their entirety by reference to the Plan, a copy of which is available as Exhibit 10.01 to the Form 8-K filed with the SEC on March 4, 2013. Prior filings with the SEC are available through our website at www.halconresources.com or in printed form upon request by any stockholder.

        The Plan currently is effective until May 16, 2022. The purposes of the Plan are to create incentives which are designed to motivate participants to put forth maximum effort toward our success and growth and to enable us to attract and retain experienced individuals who, by their position, ability and diligence are able to make important contributions to our success.

        Under the Plan, we may grant stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance units, performance bonuses, stock awards and other incentive awards to our employees or those of our subsidiaries or affiliates. We may also grant nonqualified stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance units, stock awards and other incentive awards to any persons rendering consulting or advisory services and non-employee directors, subject to the conditions set forth in the Plan. Generally, all classes of our employees are eligible to participate in the Plan.

        The Plan currently provides that a maximum of 11.5 million shares of our common stock may be issued in conjunction with awards granted under the Plan. At December 31, 2012, approximately 4.4 million shares of our common stock remained available for awards to be granted under the Plan. However, since that date, we granted restricted stock awards under the Plan and reserved shares for new hire awards, reducing the number of shares available for award under the Plan to 252,000, and leaving us with insufficient shares under the Plan to provide for an additional 4,396,900 shares of common stock subject to stock option awards. If the Plan is amended as proposed herein, approximately 25.8 million shares of our common stock would be available for new awards to be granted under the Plan. Awards that are forfeited under the Plan will again be eligible for issuance as though the forfeited awards had never been issued. Similarly, awards settled in cash will not be counted against the shares authorized for issuance upon exercise of awards under the Plan.

        The Plan currently provides that a maximum of 11.5 million shares of our common stock could be issued in conjunction with incentive stock options granted under the Plan. The Plan also limits the aggregate number of shares of our common stock that may be issued in conjunction with stock options and/or stock appreciation rights to any eligible employee in any calendar year to 3.4 million shares. The Plan also limits the aggregate number of shares of our common stock that may be issued in conjunction with the grant of restricted stock awards, restricted stock unit awards, performance unit awards, stock awards and other incentive awards to any eligible employee in any calendar year to 3.4 million shares.

  Administration

        The Compensation Committee of our board of directors administers the Plan. The members of our Compensation Committee serve at the pleasure of our board of directors. With respect to awards to be made to any of our directors, the Compensation Committee will make recommendations to our board of directors as to:

  •
  which of such persons should be granted awards;

  •
  the terms of proposed grants or awards to those selected by our board of directors to participate;

  •
  the exercise price for options and stock appreciation rights; and

  •
  any limitations, restrictions and conditions upon any awards.

        Any award to any of our directors under the Plan must be approved by our board of directors.

        In connection with the administration of the Plan, the Compensation Committee, with respect to awards to be made to any officer, employee or consultant who is not one of our directors, will:

  •
  determine which employees and other persons will be granted awards under the Plan;

  •
  grant the awards to those selected to participate;

  •
  determine the exercise price for options and stock appreciation rights; and

  •
  prescribe any limitations, restrictions and conditions upon any awards.

        In addition, our Compensation Committee will:

  •
  interpret the Plan; and

  •
  make all other determinations and take all other actions that may be necessary or advisable to implement and administer the Plan.

  Types of Awards

        The Plan permits the Compensation Committee to make several types of awards and grants, including awards of shares of restricted stock, awards of restricted stock units, the grant of options to purchase shares of our common stock, awards of stock appreciation rights, or SARs, awards of performance units, awards of performance bonuses, stock awards and other incentive awards.

        Restricted Stock.    Restricted shares of our common stock may be granted under the Plan subject to such terms and conditions, including forfeiture and vesting provisions, and restrictions against sale, transfer or other disposition as our board of directors or the Compensation Committee may determine to be appropriate at the time of making the award. In addition to any time vesting conditions determined by our board of directors or our Compensation Committee, vesting and/or the grant of restricted stock awards may be subject to our achievement of specified performance criteria based upon our achievement of certain operational, financial or stock performance criteria. In addition, our board of directors or the Compensation Committee may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the employee, be delivered to and held by us until such restrictions lapse. Shares of restricted stock will immediately vest upon the occurrence of a change of control. Our board of directors or the Compensation Committee, in its discretion, may provide for a modification or acceleration of shares of restricted stock in the event of death or permanent disability of the employee, or for such other reasons as our board of directors or the Compensation Committee may deem appropriate in the event of the termination of employment of the covered employee.

        Restricted Stock Units.    A restricted stock unit entitles the recipient to receive a payment from us, following the lapse of restrictions on the award, equal to the fair market value of a share of our common stock. The Plan provides for payment in the form of shares of our common stock or cash.

Restricted stock units may be granted under the Plan subject to such terms and conditions, including forfeiture and vesting provisions, as our board of directors or the Compensation Committee may determine to be appropriate at the time of making the award. In addition to any time vesting conditions determined by our board of directors or our Compensation Committee, vesting and/or the grant of restricted stock units may be subject to our achievement of specified performance criteria based upon our achievement of certain operational, financial or stock performance criteria. Restricted stock units would immediately vest upon the occurrence of a change of control. Our board of directors or the Compensation Committee, in its discretion, may provide for a modification or acceleration of restricted stock units in the event of death or permanent disability of the employee, or for such other reasons as our board of directors or the Compensation Committee may deem appropriate in the event of the termination of employment of the covered employee.

        The Plan also permits our board of directors or Compensation Committee to grant tandem cash dividend rights or dividend unit rights with respect to restricted stock units. A cash dividend right is a contingent right to receive an amount in cash equal to the cash distributions made by us with respect to a share of our common stock during the period the tandem restricted stock unit is outstanding. A grant of cash dividend rights may provide that such cash payments shall be paid directly to the participant at the time of payment of the related dividend, be credited to a bookkeeping account subject to the same vesting and payment provisions as the tandem restricted stock unit award (with or without interest in the discretion of our board of directors or Compensation Committee), or be subject to such other provisions or restrictions as determined in the discretion of our board of directors or Compensation Committee. A dividend unit right is a contingent right to have an additional number of restricted stock units credited to a participant in respect of a restricted stock unit award equal to the number of shares of our common stock that could be purchased at fair market value with the amount of each cash distribution made by us with respect to a share of our common stock during the period the tandem restricted stock unit is outstanding. A grant of dividend unit rights may provide that such dividend unit rights shall be subject to the same vesting and payment provisions as the tandem restricted stock unit award or be subject to such other provisions and restrictions as determined in the discretion of our board of directors or Compensation Committee.

        Stock Options.    Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of our stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionees. The exercise price for each stock option granted under the Plan will be determined by our board of directors or the Compensation Committee at the time of the grant. Either our board of directors or the Compensation Committee will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, either our board of directors or the Compensation Committee may, in its discretion, impose limitations on the exercise of all or some options granted under our Plan, such as specifying minimum periods of time after grant during which options may not be exercised. The Plan provides for acceleration of the right of an individual employee to exercise his or her stock option in the event we experience a change of control. No cash consideration is payable to us in exchange for the grant of options.

        The Plan provides that the stock options may either be Incentive Stock Options within the meaning of Section 422 of the Code, or Nonqualified Options, which are stock options other than Incentive Stock Options within the meaning of Sections 82 and 421 of the Code.

        Incentive Stock Options.    Incentive Stock Options may be granted only to our employees or employees of our subsidiaries, and must be granted at a per share option price not less than the fair market value of our common stock on the date the Incentive Stock Option is granted. In the case of an Incentive Stock Option granted to a stockholder who owns shares of our outstanding stock of all classes representing more than 10% of the total combined voting power of all of our outstanding stock of all classes entitled to vote in the election of directors, the per share option price may not be less than 110% of the fair market value of one share of our common stock on the date the Incentive Stock Option is granted and the term of such option may not exceed five years. As required by the Code, the aggregate fair market value, determined at the time an Incentive Stock Option is granted, of our common stock with respect to which Incentive Stock Options may be exercised by an optionee for the first time during any calendar year under all of our incentive stock option plans may not exceed $100,000.

        Nonqualified Options.    Nonqualified Options are stock options which do not qualify as Incentive Stock Options. Nonqualified Options may be granted to our directors and consultants, as well as to our employees, or those directors, consultants, and employees of subsidiaries in which we have a controlling interest. The exercise price for Nonqualified Options will be determined by the Compensation Committee at the time the Nonqualified Options are granted, but may not be less than the fair market value of our common stock on the date the Nonqualified Option is granted. Nonqualified Options are not subject to any of the restrictions described above with respect to Incentive Stock Options. Incentive Stock Options and Nonqualified Options are treated differently for federal income tax purposes as described below under "—Tax Treatment."

        The exercise price of stock options may be paid in cash, in whole shares of our common stock, or in a combination of cash and our common stock, equal in value to the exercise price. The Plan provides that the exercise price of stock options may be paid (1) in cash, (2) subject to the prior approval by our board of directors or the Compensation Committee, in whole shares of our common stock, (3) subject to the prior approval by our board of directors or the Compensation Committee, by withholding shares of common stock which otherwise would be acquired on exercise, or (4) subject to the prior approval by our board of directors or the Compensation Committee, by a combination of the foregoing, equal in value to the exercise price. Our board of directors or Compensation Committee may also permit a stock option to be exercised by a broker-dealer acting on behalf of a participant through procedures approved by our board of directors or Compensation Committee, as applicable.

        Stock Appreciation Rights.    Awards of stock appreciation rights, which we refer to as SARs, entitle the recipient to receive a payment from us equal to the amount of any increase in the fair market value of the shares of our common stock subject to the SAR award between the date of the grant of the SAR award and the fair market value of these shares on the exercise date. The Plan provides for payment in the form of shares of our common stock or cash. The Plan provides for acceleration of the right of an individual employee to exercise his or her SAR in the event we experience a change of control.

        Performance Unit Awards.    Performance units entitle the recipient to receive a certain target, maximum or minimum value in cash or common stock per unit upon the achievement of performance goals established by our board of directors or our Compensation Committee.

        Performance Bonuses.    A performance bonus entitles the recipient to receive a cash bonus upon the attainment of a performance target established by our board of directors or our Compensation Committee. Payments of performance bonuses are made within 60 days of the certification by our board of directors or our Compensation Committee that the performance target(s) have been achieved. The maximum amount that may be made subject to the grant of performance bonuses to any eligible employee in any calendar year may not exceed $5,000,000. The Plan permits payment of performance bonuses in the form of cash or our common stock.

        Stock Awards.    A stock award entitles the recipient to shares of our common stock not subject to vesting or forfeiture restrictions. Stock awards are awarded with respect to such number of shares of our common stock and at such times as our board of directors or our Compensation Committee may determine, and our board of directors or our Compensation Committee may require a participant to pay a stipulated purchase price for each share of our common stock covered by a stock award.

        Other Incentive Awards.    The Plan permits the grant of other incentive awards based upon, payable in or otherwise related to, in whole or in part, shares of our common stock if our board of directors or our Compensation Committee determines that such other incentive awards are consistent with the purposes of the Plan. Such other incentive awards may include, but are not limited to, our common stock awarded as a bonus, dividend equivalents, convertible or exchangeable debt securities, other rights convertible or exchangeable into our common stock, purchase rights for our common stock, awards with value and payment contingent upon our performance or any other factors designated by our board of directors or our Compensation Committee, and awards valued by reference to the book value of our common stock or the value of securities or the performance of specified subsidiaries. Long-term cash awards are also permitted under the Plan. Cash awards are also permitted as an element of or a supplement to any awards permitted under the Plan. Awards are permitted in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensation arrangements, subject to any applicable provision under Section 16 of the Securities Exchange Act of 1934, as amended.

  Performance Criteria

        The performance criteria to be used for purposes of awards under the Plan are set in the sole discretion of our board of directors or our Compensation Committee and may be described in terms of objectives that are related to the individual participant or objectives that are company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which the participant is employed or with respect to which the participant performs services, and may consist of one or more or any combination of the following criteria: operational criteria, including reserve additions/replacements, finding and development costs, production volume and production costs; financial criteria, including earnings (net income, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings per share), cash flow, operating income, general and administrative expenses, debt to equity ratio, debt to cash flow, debt to EBITDA, EBITDA to interest, return on assets, return on equity, return on invested capital, profit returns/margins and midstream margins; and stock performance criteria, including stock price appreciation, total stockholder return and relative stock price performance.

        The Plan provides our board of directors or our Compensation Committee discretion to determine whether all or any portion of a restricted stock award, restricted stock unit award, performance unit award, performance bonus, stock award or other incentive award is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code (the "162(m) Requirements"). The performance criteria for any such award that is intended to satisfy the 162(m) Requirements would be established in writing by a committee composed of two or more "outside directors" within the meaning of Section 162(m) of the Code based on one or more performance criteria listed above not later than 90 days after commencement of the performance period with respect to such award or any such other date as may be required or permitted for "performance-based compensation" under the 162(m) Requirements, provided that the outcome of the performance in respect of the goals remains substantially uncertain as of such time. At the time of the grant of an award and to the extent permitted under the 162(m) Requirements, the committee may provide for the manner in which the performance goals would be measured in light of specified corporate transaction, extraordinary events, accounting changes or other similar occurrences. All determinations made by the committee as to the establishment or the achievement of performance goals, or the final settlement of an award intended to satisfy the 162(m) Requirements would be required to be made in writing. The committee would have discretion to reduce, but not to increase, the amount payable and/or the number of shares of our common stock to be granted, issued, retained or vested pursuant to any such award.

  Transferability

        Nonqualified Options are transferable on a limited basis. Other types of awards authorized under the Plan are not transferable other than by will or by the laws of descent and distribution. In no event may a stock option be exercised after the expiration of its stated term.

  Termination

        Rights to restricted stock, restricted stock units, SARs, performance units, performance bonuses and other incentive awards which have not vested will generally terminate immediately upon the holder's termination of employment with us or any of our subsidiaries or affiliates for any reason other than retirement with our consent, disability or death. Unless our board of directors or the Compensation Committee specifies otherwise in an award agreement, if an employee's employment with us or any of our subsidiaries or affiliates terminates as a result of death, disability or retirement, the employee (or personal representative in the case of death) may exercise any vested Incentive Stock Options for a period of up to three months after such termination (one year in the case of death or disability in lieu of the three-month period) and any vested Nonqualified Option during the remaining term of the option. Unless our board of directors or the Compensation Committee specifies otherwise in an award agreement, if an employee's employment with us or any of our subsidiaries or affiliates terminates for any other reason, the employee may exercise any vested option for a period of up to three months after such termination. Unless our board of directors or the Compensation Committee specifies otherwise in an award agreement, if a consultant ceases to provide services to us or any of our subsidiaries or affiliates or a director terminates service as our director, the unvested portion of any award will be forfeited unless otherwise accelerated by our board of directors or our Compensation Committee. Unless our board of directors or the Compensation Committee specifies otherwise in an award agreement, a consultant or director may have three years following the date he or she ceases to provide consulting services or ceases to be a director, as applicable, to exercise any Nonqualified Options which are otherwise exercisable on the date of termination of service. No stock option or SAR may be exercised following the expiration date of the stock option or SAR.

  Dilution; Substitution

        Our Plan provides protection against substantial dilution or enlargement of the rights granted to holders of awards in the event of stock splits, recapitalizations, mergers, consolidations, reorganizations or similar transactions. The Plan provides that, upon the occurrence of a change of control event, our board of directors or our Compensation Committee would have discretion, without the consent of any participant or holder of an award, to the extent permitted by applicable law, to cancel awards and make payments in respect thereof in cash; replace awards with other rights or property selected by our board of directors or our Compensation Committee; provide that awards will be assumed by a successor or survivor entity (or a parent or subsidiary thereof) or be exchanged for similar rights or awards covering the equity of the successor or survivor (or a parent or subsidiary thereof); adjust outstanding awards as appropriate to reflect the change of control event; provide that awards are payable; and/or provide that awards terminate upon such event.

  Amendment

        Our board of directors may amend the Plan at any time. However, without stockholder approval, the Plan may not be amended in a manner that would increase the number of shares that may be issued under the Plan, materially modify the requirements as to eligibility for participation in the Plan, or materially increase the benefits to participants provided by the Plan.

  Tax Treatment

        The following is a brief description of the federal income tax consequences, under existing law, with respect to awards that may be granted under the Plan. This summary is not intended to provide or supplement tax advice to eligible employees. This summary is not intended to be exhaustive and does not describe state, local or foreign consequences, employment tax consequences, or the effect, if any, of gift, estate and inheritance taxes.

        Restricted Stock.    A recipient of restricted stock generally will not recognize taxable income until the shares of restricted stock become freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the excess of the fair market value of the restricted stock over the amount, if any, paid for the restricted stock is taxable to the recipient as ordinary income. If a recipient of restricted stock subsequently sells the shares, he or she generally will realize capital gain or loss (long-term or short-term depending on the holding period) in the year of such sale in an amount equal to the difference between the amount realized from the sale and his or her basis in the stock, equal to the price paid for the stock, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.

        A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock. Section 83(b) of the Code permits a recipient of restricted stock, which is not yet required to be included in taxable income, to elect, within 30 days of the award of restricted stock, to include in ordinary income immediately the difference between the fair market value of the shares of restricted stock at the date of the award and the amount paid for the restricted stock, if any. The election permits the recipient of restricted stock to fix the amount of income that must be recognized by virtue of the restricted stock grant. Subject to Section 162(m) of the Code, we generally will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted stock, equal to the amount of taxable income recognized by the recipient.

        Restricted Stock Units.    A recipient of restricted stock units generally will not recognize taxable income until the recipient receives cash and/or the transfer of shares in satisfaction of the restricted stock unit award. At that time, an amount equal to the aggregate of any cash and the fair market value of any shares received is taxable to the recipient as ordinary income. If a recipient of restricted stock units subsequently sells any shares so transferred, he or she generally will realize capital gain or loss (long-term or short-term depending on the holding period) in the year of such sale in an amount equal to the difference between the amount realized from the sale and his or her basis, equal to the amount previously included in income as ordinary income with respect to such shares received in satisfaction of a restricted stock unit award. Subject to Section 162(m) of the Code, we generally will be entitled to a deduction in the year the recipient is required to recognize income by virtue of receipt of cash or shares, equal to the amount of taxable income recognized by the recipient.

        Incentive Stock Options.    An optionee will not realize taxable income upon the grant of an Incentive Stock Option. As long as the optionee has been an employee of us or of one of our permissible corporate subsidiaries from the date of grant through the date the Incentive Stock Option is exercised and if the Incentive Stock Option is exercised during his period his or her period of employment and within three months after termination, the optionee will not recognize taxable income upon exercise. Upon exercise, however, the amount by which the fair market value of the shares with respect to which the Incentive Stock Option is exercised (determined on the date of exercise) exceeds the option price paid will be an item of tax preference to which the alternative minimum tax may apply, depending on each optionee's individual circumstances. If the optionee does not dispose of the shares of our common stock acquired by exercising an Incentive Stock Option within two years from the date of the grant of the Incentive Stock Option or within one year after the shares are transferred to the optionee, when the optionee later sells or otherwise disposes of the stock, any amount realized by the optionee in excess of the option price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss. We generally will not be entitled to an income tax deduction with respect to the grant or exercise of an Incentive Stock Option.

        If any shares of our common stock acquired upon exercise of an Incentive Stock Option are resold or disposed of before the expiration of the prescribed holding periods, the optionee will realize ordinary income instead of capital gain. The amount of the ordinary income realized will be equal to the lesser of (i) the excess of the fair market value of the stock on the exercise date over the option price; or (ii) in the case of a taxable sale or exchange, the amount of the gain realized. Any additional gain would be either long-term or short-term capital gain, depending on whether the applicable capital gain holding period has been satisfied. In the event of a premature disposition of shares of stock acquired by exercising an Incentive Stock Option, subject to Section 162(m) of the Code, we generally would be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

        If an optionee uses already owned shares of common stock to pay the option price under an Incentive Stock Option, the resulting tax consequences will depend upon whether the already owned shares of common stock are "statutory option stock," and, if so, whether the statutory option stock has been held by the optionee for the applicable holding period referred to in Section 424(c)(3)(A) of the Code. In general, "statutory option stock" is any stock acquired through the exercise of an incentive stock option or an option granted pursuant to an employee stock purchase plan, but not stock acquired through the exercise of a nonqualified stock option. If the stock is statutory option stock with respect to which the applicable holding period has been satisfied, or if the stock is not statutory option stock, no income will be recognized by the optionee upon the transfer of the stock in payment of the option price of an Incentive Stock Option. If the stock used to pay the option price is statutory option stock with respect to which the applicable holding period has not been satisfied, the transfer of the stock will be a premature disposition, as described above, which will result in the recognition of ordinary income by the optionee in an amount equal to the excess of the fair market value of the statutory option stock at the time the Incentive Stock Option covering the stock was exercised over the amount paid for the stock.

        If an optionee effects a net exercise of an Incentive Stock Option by surrendering a portion of the shares of stock with respect to which the option is exercisable to pay the option price, the surrender of the stock will be a premature disposition, as described above, which will result in the recognition of ordinary income by the optionee in an amount equal to the fair market value of the surrendered stock.

        Nonqualified Options.    An optionee will not realize taxable income upon the grant of a Nonqualified Option. At the time the optionee exercises the Nonqualified Option, the amount by which the fair market value, at the time of exercise, of the shares with respect to which the Nonqualified Option is exercised exceeds the option price paid upon exercise will constitute ordinary income to the optionee in the year of such exercise. Subject to Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the optionee. If the optionee thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the optionee as a capital gain or loss, short-term or long-term depending on the length of time the stock was held by the optionee before sale.

        If an optionee uses already owned shares of common stock to pay the option price under a Nonqualified Option, the number of shares received pursuant to the Nonqualified Option which is equal to the number of shares delivered in payment of the option price will be considered received in a nontaxable exchange, and the fair market value of the remaining shares received by the optionee upon the exercise will be taxable to the optionee as ordinary income. If the already owned shares of common stock are not "statutory option stock" or are statutory option stock with respect to which the applicable holding period referred to in Section 424(c)(3)(A) of the Code has been satisfied, the shares received pursuant to the exercise of the Nonqualified Option will not be statutory option stock. However, if the already owned shares of common stock are statutory option stock with respect to which the applicable holding period has not been satisfied, it is not presently clear whether the exercise will be considered a premature disposition of the statutory option stock, whether the shares received upon exercise will be statutory option stock, or how the optionee's basis will be allocated among the shares received.

        Stock Appreciation Rights.    A recipient of SARs will not realize taxable income upon the grant of a SAR. At the time the recipient exercises the SAR, an amount equal to the aggregate of any cash and the fair market value of any shares received is taxable to the recipient as ordinary income in the year of such exercise. Subject to Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the recipient. If the recipient thereafter sells any shares received upon exercise, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the recipient as a capital gain or loss, short-term or long-term depending on the length of time the stock was held by the recipient before sale.

        Performance Units and Performance Bonuses.    A recipient of performance units or a performance bonus generally will not realize taxable income upon the grant of such award. The recipient will recognize ordinary income upon the receipt of cash and/or the transfer of shares in satisfaction of the award of performance units or performance bonus in an amount equal to the aggregate of any cash and the fair market value of any shares received. If an award is "performance-based compensation" under Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the recipient. Otherwise, our deduction may be limited by Section 162(m) of the Code as described below. If the recipient thereafter sells any shares received in satisfaction of the award, the difference between any amount realized on the sale and the fair market value of the shares at the time of their receipt will be taxed to the recipient as a capital gain or loss, short-term or long-term depending on the length of time the stock was held by the recipient before sale.

        Stock Awards.    A recipient of a stock award will recognize ordinary income upon the receipt of shares in an amount equal to the fair market value of any shares received over the amount, if any, paid for the shares. Subject to Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the recipient. If a recipient subsequently sells the shares, he or she generally will realize capital gain or loss (long-term or short-term depending on the holding period) in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the price paid for the stock, if any.

        Other Incentive Awards.    The specific tax consequences applicable with respect to other incentive awards granted under the Plan will depend on the terms and conditions applicable to the award.

        Code Section 162(m).    Section 162(m) of the Code places a $1 million cap on the deductible compensation that may be paid to certain executives of publicly-traded corporations. Amounts that qualify as "performance-based compensation" under Section 162(m) of the Code are exempt from the cap and do not count toward the $1 million limit. In order to be "performance-based compensation" exempt from the $1 million deductibility limitation, the grant or vesting of the award relating to the compensation must (among other things) be based on the satisfaction of one or more performance goals specified by the Compensation Committee. Generally, stock options and stock appreciation rights will qualify as performance-based compensation. Other awards may or may not so qualify, depending on their terms. In any event, we reserve the right to award compensation that is not "performance-based compensation" and that is not deductible under Section 162(m) of the Code.

        To ensure compliance with Treasury Department Circular 230, participants are hereby notified that (i) any discussion of U.S. federal tax issues in this proxy statement is not intended to be written or used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code, and (ii) participants should seek advice based on their particular circumstances from an independent tax advisor.

Votes Required

        The affirmative vote of the majority of votes cast "for" the proposal, provided that the total votes cast represent a majority of all shares entitled to vote, is required for the ratification and approval of the amendment of the Plan. An affirmative vote of the majority of votes cast for the proposal will be achieved if votes "for" represent a majority of the aggregate number of votes cast "for," "against" and "abstain." Total votes cast will represent a majority of all shares entitled to vote if the aggregate number of votes cast "for," "against" and "abstain" represent a majority of our outstanding shares of common stock.

        Our board of directors believes that approval of the proposed amendment to the Plan will promote our interests and the interests of our stockholders and continue to enable us to attract, retain and reward persons important to our success and to provide incentives based on the attainment of corporate objectives and increases stockholder value. Members of our board of directors are eligible to participate in the Plan, and thus, have a personal interest in the approval of the amendment.

        The board of directors unanimously proposes and recommends that you vote "FOR" the amendment of the First Amended and Restated 2012 Long-Term Incentive Plan.

 PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the SEC's compensation disclosure rules.

        As described in detail under the heading "Compensation Discussion and Analysis," we operate in a highly competitive environment and must attract, motivate and retain experienced and qualified personnel to be successful. We use a competitive mix of fixed and at-risk compensation directly related to stockholder value and our overall performance to achieve our goals and to align the interests of senior management and key employees to those of our stockholders. While we generally target total compensation for our management at approximately the top quartile of our compensation peer group, we utilize a greater percentage, on average, of "at-risk" compensation than our compensation peer group. At-risk compensation includes annual cash incentives, the payment of which depends upon our Compensation Committee's annual assessment of management performance, and long-term equity incentives. Generally, long-term equity incentives comprise more than 50% of the value of the total compensation paid to our senior management and, of this component of compensation, approximately 50% is in the form of stock options with an exercise price equal to the closing market price of our common stock on the date of grant, which represents a higher percentage of stock options than typically utilized by our compensation peer group. Stock options become valuable only if our common stock price increases above the option exercise price. Additionally, each equity award that we issue generally vests over a minimum period of three years. Accordingly, these awards are subject to the risk of fluctuations in the trading price of our common stock and the risk of forfeiture if the individual does not remain employed by us through the vesting of the award. We believe that our compensation program helps us achieve our goals and aligns the interests of senior management with those of our stockholders by combining competitive compensation with the opportunity for greater rewards for superior performance.

        The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the SEC's compensation disclosure rules. The vote is advisory, which means that the vote is not binding on us, our board of directors or our Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

        This proposal will be approved on an advisory basis if it receives the affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy. As noted earlier in this proxy statement, broker non-votes will not affect the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR the proposal.

        Accordingly, we ask our stockholders to vote on the following resolution at the 2013 annual meeting of stockholders:

        "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure."

        The board of directors unanimously proposes and recommends that you vote "FOR" the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

 PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

        The Dodd-Frank Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the SEC's compensation disclosure rules, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

        Our board of directors has determined that a triennial advisory vote on executive compensation will allow our stockholders to provide direct input on our executive compensation philosophy, policies and practices at an interval between votes that allows a meaningful comparison between compensation and performance. Because our compensation program and philosophy is straightforward and does not materially change from year to year, the board believes that a triennial vote is consistent with our efforts to best evaluate the effectiveness of our compensation program, particularly relating to the long-term incentive components of compensation which comprise a substantial component of compensation.

        This vote is advisory and not binding on us or our board in any way. Our board and our Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

        The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the board of directors.

        The advisory vote regarding frequency of a stockholder advisory vote on executive compensation will be determined by whichever of the choices—annually, every other year or every three years—receives the greatest number of votes cast. Shares represented by proxies that are marked to indicate abstentions from this proposal and broker non-votes with respect to this proposal will not affect its outcome. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR a frequency of ONCE EVERY THREE YEARS for future advisory votes regarding executive compensation.

        The board of directors unanimously proposes and recommends that you vote "FOR" the option of "once every three years" as the preferred frequency for advisory votes on executive compensation.

 PROPOSAL 5—APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO ADOPT DELAWARE AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS

General

        Our board of directors has adopted a resolution approving and recommending to the stockholders for their approval a proposal to add a new Article Ninth of the Company's Amended and Restated Certificate of Incorporation to provide that, with certain exceptions, the Court of Chancery of the State of Delaware be the exclusive forum for certain legal actions (the "Article Ninth Amendment").

        The form of the Article Ninth Amendment is as follows:

        "The following is hereby added as Article Ninth of the Amended and Restated Certificate of Incorporation of the Corporation:

        NINTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or other agent of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the GCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein."

Background and Reasons for the Proposed Amendment

        This amendment is intended to assist the Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise, and should promote efficiency and costs-savings in the resolution of such claims. The board of directors believes that Delaware courts are best suited to address disputes involving such matters given that the Company is incorporated in Delaware and that the Delaware courts have a reputation for expertise in corporate law matters. The board of directors also believes that the Delaware courts have more experience and expertise in dealing with complex corporate issues than many other jurisdictions. For these reasons, the board of directors believes that providing for Delaware as the exclusive forum for the types of disputes listed above is in the best interests of the Company and its stockholders. At the same time, the board of directors believes that the Company should retain the ability to consent to an alternative forum on a case-by-case basis where the Company determines that its interest and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than the Delaware Court of Chancery.

        The board of directors is aware that certain proxy advisors, and even some institutional holders, take the view that they will not support an exclusive forum clause until the company requesting it can show it already has suffered material harm as a result of multiple stockholder suits filed in different jurisdictions regarding the same matter. We feel this position fails to adequately take into account a variety of important considerations, including recent trends in lawyer-driven shareholder litigation, for example, recent lawsuits alleging breach of fiduciary duty relating to disclosures in proxy statements for annual stockholder meetings that threaten to delay or impede the meeting at significant cost to a company unless there is a quick settlement of the matter. These cases have typically been filed in the state court where the company is located rather than the state where it is incorporated, thus requiring a court less familiar with the laws of the jurisdiction in which the company is incorporated to interpret and apply those laws, and to do so under a very tight timeframe. For the reasons set forth above, we believe that Delaware courts are best suited to address such issues. As a Company we maintain strong governance practices, many of which are described in this proxy statement, including a highly independent board, an empowered lead independent director, and the absence of a "poison pill." In light of these practices and for the reasons set forth above, the board believes that it is more prudent to take preventive measures, before the Company and most of its stockholders are harmed by the increasing practice of the plaintiffs' bar to rush to file their own claims in their favorite jurisdictions, not after.

        Such a provision requires that state courts in which such claims are asserted in contravention of the proposed amendment be willing to enforce its terms. It cannot be assured that all state courts will determine such a provision to be enforceable or will be willing to force the transfer of such proceedings to the Delaware courts.

        If approved by our stockholders, the amendment will be effective upon filing with the Secretary of State of the State of Delaware, which we intend to do promptly after stockholder approval is obtained.

Votes Required

        The affirmative vote of the majority of our common stock outstanding is required for the ratification and approval of this proposed amendment of our certificate of incorporation.

        The board of directors unanimously proposes and recommends that you vote "FOR" the amendment of our certificate of incorporation to provide that, with certain exceptions, the Court of Chancery of the State of Delaware be the exclusive forum for certain legal actions.

 PROPOSAL 6—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

        The audit committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm to serve as our independent registered public accountant in respect of the fiscal year ending December 31, 2013. The Audit Committee recommends that our stockholders ratify this appointment.

        For the fiscal year ended December 31, 2011 and through a subsequent interim period through April 3, 2012, UHY LLP audited our annual consolidated financial statements and those of our subsidiaries, reviewed financial information in filings with the SEC and other regulatory agencies, audited our internal control over financial reporting for the fiscal year ended December 31, 2011, and provided various other services. On April 3, 2012, we dismissed UHY and engaged Deloitte to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2012.

        The decision to dismiss UHY was approved by our Audit Committee. UHY's reports on the Company's consolidated financial statements for each of the years ended December 31, 2011 and December 31, 2010 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        The affirmative vote of the majority of the shares present in person or represented by proxy at the annual meeting and voting on the proposal shall constitute ratification of the selection of Deloitte as our independent registered public accountant in respect of the fiscal year ending December 31, 2013. If our stockholders do not ratify the appointment of Deloitte, the appointment of an independent registered public accounting firm to serve as the independent registered public accountant for the fiscal year ending December 31, 2013 will be reconsidered by the Audit Committee.

        Representatives of Deloitte are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

        During the years ended December 31, 2012 and December 31, 2011 and for the subsequent interim period through the date of this report, neither the Company nor anyone acting on its behalf consulted Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as defined in Items 304(a)(1)(iv) and (v) of Regulation S-K.

        The board of directors unanimously proposes and recommends that you vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountant for the fiscal year ending December 31, 2013.

 SUBMISSION OF STOCKHOLDER PROPOSALS FOR OUR 2014 ANNUAL MEETING OF STOCKHOLDERS

        Stockholder proposals intended to be presented under Rule 14a-8 under the 1934 Act for inclusion in our proxy statement and accompanying proxy for our 2013 annual meeting of stockholders, including nomination of an individual for election as a director at the 2014 annual meeting of stockholders, must be received at our principal executive offices in Houston, Texas, on or before December 11, 2013, and must meet all the requirements of Rule 14a-8. If a stockholder intends to present a proposal at our 2013 annual meeting but has not sought the inclusion of such proposal in our proxy materials, the written proposal must be delivered to our General Counsel not less than sixty (60) nor more than ninety (90) days prior to the meeting date. For example, if our 2014 annual meeting of stockholders is held on May 15, 2014, then our General Counsel must receive the proposal after February 14, 2014 but before March 16, 2014. If we mail or otherwise provide notice, or public disclosure, of the date of our annual meeting on a date that is less that seventy (70) days prior to the date of the annual meeting, the stockholder's notice that he or she proposes to bring business before the annual meeting must be received by us no later than the tenth business day following the day on which our notice of the annual meeting was mailed, or public disclosure was made, whichever event first occurs. For a description of some of the requirements for suggesting an individual for consideration by the Nominating and Corporate Governance Committee for election as a director, see "Our Board of Directors and Its Committees—Board of Directors; Corporate Governance Matters—Nomination Process."

        Proposals and other notices should be sent to:

    David S. Elkouri, Executive Vice President, General Counsel
    1000 Louisiana St., Suite 6700
    Houston, Texas 77002

        The use of certified mail, return receipt requested, is suggested.

OTHER MATTERS

        The board knows of no other proposals that may properly be presented for consideration at the annual meeting but, if other matters do properly come before the annual meeting, and provided you fill out the enclosed proxy card and return it, thereby consenting to be represented at the annual meeting by proxy, the persons named in the proxy will vote your shares according to their best judgment.

By Order of the Board of Directors
of Halcón Resources Corporation

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. HALCÓN RESOURCES CORPORATION C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 M57556-P36643 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. HALCÓN RESOURCES CORPORATION For All Except Withhold All For All The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of Directors Nominees: 01) James L. Irish III 02) Daniel A. Rioux 03) Stephen P. Smiley 04) Floyd C. Wilson The Board of Directors recommends you vote FOR the following proposals: For Against Abstain ! ! ! 2. To ratify and approve an amendment to our 2012 Long-Term Incentive Plan to increase the number of shares of Halcón common stock that may be issued under the Plan by 30.0 million shares. ! ! ! 3. To approve, in a non-binding advisory vote, the compensation of our named executive officers. The Board of Directors recommends you vote "3 Years" on the following proposal: Abstain 3 Years 1 Year 2 Years ! ! ! ! 4. To determine, in a non-binding advisory vote, whether a stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain ! ! ! 5. To approve an amendment to our certificate of incorporation to provide that, with certain exceptions, the Court of Chancery of the State of Delaware be the exclusive forum for certain legal actions. ! ! ! 6. To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent registered public accountant for the fiscal year ending December 31, 2013. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com. M57557-P36643 HALCÓN RESOURCES CORPORATION Annual Meeting of Shareholders May 23, 2013 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Floyd C. Wilson and Mark J. Mize, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HALCÓN RESOURCES CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, CDT on May 23, 2013, at Wells Fargo Plaza Auditorium, 1000 Louisiana St., Houston, TX 77002, and any adjournment or postponement thereof. A majority of the proxies or substitutes present at the meeting may exercise all power granted hereby. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side